Execution Version

CREDIT AGREEMENT

by and among

MULTIBAND CORPORATION,

Multiband Field Services, Incorporated,

Multiband MDU Incorporated,

Multiband Engineering and Wireless, Midwest, Inc.,

Multiband Engineering and Wireless, Southeast, Inc.,

MULTIBAND SUBSCRIBER SERVICES, INC.,

minnesota digital universe, inc.,

and

multiband special purpose, llc,

as Borrowers,

FIFTH THIRD BANK,
as Agent,

and

THE LENDERS PARTY HERETO

Dated as of March 20, 2013

ii

4.	REPRESENTATIONS AND WARRANTIES, ETC.		42

	4.1.	Existence and Power.	43
	4.2.	Authorization; No Contravention.	43
	4.3.	Governmental Authorization.	44
	4.4.	Binding Effect.	44
	4.5.	Litigation.	44
	4.6.	No Event of Default.	44
	4.7.	ERISA Compliance.	45
	4.8.	Use of Proceeds; Margin Regulations.	45
	4.9.	Title to Properties.	45
	4.10.	Taxes.	45
	4.11.	Financial Condition.	46
	4.12.	Environmental Matters.	46
	4.13.	Collateral Documents.	47
	4.14.	Regulated Entities.	47
	4.15.	Labor Relations.	47
	4.16.	Copyrights, Patents, Trademarks and Licenses, Etc.	47
	4.17.	Brokers' Fees; Transaction Fees.	48
	4.18.	Insurance.	48
	4.19.	Full Disclosure.	48
	4.20.	Anti-Terrorism Laws.	49
	4.21.	Solvency.	49
	4.22.	Employees.	50
	4.23.	DirecTV Agreements.	50
	4.24	Survival.	50

5.	AFFIRMATIVE COVENANTS.		50

	5.1.	Financial Statements.	51
	5.2.	Borrowing Base Certificates; Reporting.	52
	5.3.	Certificates; Other Information.	54
	5.4.	Notices.	56
	5.5.	Preservation of Existence, Etc.	57
	5.6.	Maintenance of Property.	57
	5.7.	Borrower Representative's Property Insurance and Business Interruption Insurance.	58
	5.8.	Payment of Liabilities.	59
	5.9.	Compliance with Laws.	60
	5.10.	Inspection of Property and Books and Records.	60
	5.11.	Use of Proceeds.	60
	5.12.	Further Assurances.	60
	5.13.	Primary Depository.	61
	5.14.	Bank Accounts.	61
	5.15.	Anti-Terrorism Laws.	62

iii

6.	NEGATIVE COVENANTS.		63

	6.1.	Encumbrances.	63
	6.2.	Indebtedness.	63
	6.3.	Disposition of Assets.	64
	6.4.	Consolidations and Mergers.	64
	6.5.	Loans and Investments.	64
	6.6.	Transactions with Affiliates.	65
	6.7.	Use of Proceeds.	65
	6.8.	Contingent Obligations.	65
	6.9.	Compliance with ERISA.	65
	6.10.	Restricted Payments.	66
	6.11.	Change in Business.	66
	6.12.	Change in Structure.	66
	6.13.	Accounting Changes; Fiscal Year.	66
	6.14.	Subsidiaries.	67
	6.15.	Subordinated Debt.	67
	6.16.	Environmental.	67
	6.17.	Limits on Restrictive Agreements.	68
	6.18.	DirecTV Agreements.	68

7.	FINANCIAL COVENANTS.		68

	7.1.	Fixed Charge Coverage Ratio.	68
	7.2.	Total Leverage Ratio.	68
	7.3.	Capital Expenditures	69

8.	DEFAULT, RIGHTS AND REMEDIES OF AGENT.		69
	8.1.	Defaults.	69
	8.2.	Rights and Remedies Generally.	73
	8.3.	Set-off.	73
	8.4.	Cash Collateral.	74
	8.5.	Waiver of Demand.	74

9.	AGENCY.		74

	9.1.	Appointment of Agent.	74
	9.2.	Nature of Duties of Agent.	75
	9.3.	Lack of Reliance on Agent.	75
	9.4.	Certain Rights of Agent.	75
	9.5.	Reliance by Agent.	76
	9.6.	Indemnification of Agent.	76
	9.7.	Agent in its Individual Capacity.	76
	9.8.	Holders of Notes.	77
	9.9.	Successor Agent.	77
	9.10.	Collateral Matters.	77
	9.11.	Actions with Respect to Defaults.	79
	9.12.	Delivery of Information.	79
	9.13.	Demand.	79
	9.14.	Notice of Default.	80

iv

10.	SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.		80

11.	MISCELLANEOUS.		81

	11.1.	Waiver.	81
	11.2.	Costs and Attorneys' Fees.	82
	11.3.	Amendments, Etc.	82
	11.4.	Expenditures by Agent.	83
	11.5.	Custody and Preservation of Collateral.	84
	11.6.	Reliance.	84
	11.7.	Assignments and Participations.	84
	11.8.	CHOICE OF LAW.	86
	11.9.	CONSENT TO JURISDICTION.	87
	11.10.	SERVICE OF PROCESS.	87
	11.11.	WAIVER OF JURY TRIAL.	87
	11.12.	ADVICE OF COUNSEL.	88
	11.13.	Severability.	88
	11.14.	Application of Payments.	88
	11.15.	Marshaling; Payments Set Aside.	88
	11.16.	Section Titles.	89
	11.17.	Continuing Effect.	89
	11.18.	Notices.	89
	11.19.	Equitable Relief.	90
	11.20.	Indemnification.	91
	11.21.	Counterparts.	91
	11.22.	Security Interests, Etc.	92
	11.23.	Patriot Act Notice.	92

v

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit 2.1	Form of Revolving Note
Exhibit 2.2	Form of Term Note
Exhibit 2.3(c)	Form of Excess Cash Flow Certificate
Exhibit 2.10	Form of LIBOR Rate Borrowing/Continuation/Conversion
Exhibit 3.1	Form of Notice of Borrowing
Exhibit 3.5	Closing Conditions to Effectiveness of Agreement
Exhibit 5.2(a)	Form of Borrowing Base Certificate
Exhibit 5.3(a)	Form of Compliance Certificate
Exhibit 5.7	Form of Loss Payable Endorsement
Exhibit 11.7	Form of Assignment and Acceptance

SCHEDULES

Schedule 4.2	Equity Ownership
Schedule 4.5	Litigation
Schedule 4.7	Plans
Schedule 4.16	Patent, Trademark, Copyright and Service Marks
Schedule 4.22	Employees
Schedule 6.1	Liens
Schedule 6.2	Indebtedness
Schedule 6.6	Affiliate Transactions

vi

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, together with all exhibits and schedules attached hereto and hereby made a part hereof (this "Agreement"), dated as of March 20, 2013, by and among Multiband Corporation, a Minnesota corporation ("Multiband"), Multiband Field Services, Incorporated, a Delaware corporation ("Field Services"), Multiband MDU Incorporated, a Delaware corporation ("MDU"), Multiband Engineering and Wireless, Midwest, Inc., a Missouri corporation ("MW"), Multiband Engineering and Wireless, Southeast, Inc., a Florida corporation ("SE"), Multiband Subscriber Services, Inc., a Minnesota corporation ("Subscriber Services"), Minnesota Digital Universe, Inc., a Minnesota corporation ("Digital Universe") and Multiband Special Purpose, LLC, a Minnesota limited liability company ("MSP", and together with Multiband, Field Services, MDU, MW, SE, Subscriber Services and Digital Universe, each a "Borrower", and collectively, the "Borrowers"), the financial institutions from time to time party hereto ("Lenders") and Fifth Third Bank, an Ohio banking corporation (in its individual capacity, "Fifth Third"), as agent for Lenders (in such capacity, "Agent").

W I T N E S S E T H:

WHEREAS, pursuant hereto Lenders are willing to make loans and to extend credit to Borrowers in an aggregate amount of up to Thirty Million Dollars ($30,000,000) upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of Borrowers by Agent and Lenders, and for other consideration the receipt and adequacy of which are hereby acknowledged, Borrowers, Agent and Lenders hereby agree as follows:

1          DEFINITIONS.

1.1     General Terms.

When used herein, the following terms shall have the following meanings:

"Account Debtor" means the party who is obligated on or under an Account.

"Accounts" means all accounts (as defined in the UCC) and all other present and future rights of Borrowers and their Subsidiaries to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.

"Accounts Trial Balance" shall have the meaning given such term in Section 5.2(b).

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of any Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Adjusted EBITDA” means, for any Computation Period, (a) Net Income for such period, plus (b) to the extent deducted in determining such Net Income, Interest Expense, net income tax expense, depreciation and amortization, all as determined for Borrower Representative and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, that for each of the months or other periods specified below, Adjusted EBITDA shall be deemed to be the amount set forth below for such period.

Period	Adjusted EBITDA
Fiscal Quarter ended March 31, 2012	$2,183,383.00
Fiscal Quarter ended June 30, 2012	$2,040,569.00
Fiscal Quarter ended September 30, 2012	$6,888,461.00
Fiscal Quarter ended December 31, 2012	$3,870,587.00

"Advance" means an Index Rate Advance or a LIBOR Advance, which shall consist of all or a portion of the Revolving Loan or the Term Loan; that portion of any Loan that is not a LIBOR Advance for an Interest Period shall be an Index Rate Advance.

"Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting Equity Interests, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Equity Interests of a Person shall, for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an "Affiliate" of Borrower Representative or of any Subsidiary of Borrower Representative.

"Agent" shall have the meaning given such term in the preamble hereto, and such term shall include Agent's successors and assigns.

"Agent Advance" shall have the meaning given such term in Section 2.1(a).

"Agreement" means this Credit Agreement, together with all exhibits and schedules attached hereto, as amended, modified, supplemented or restated from time to time.

"Anti-Terrorism Laws" shall have the meaning given such term in Section 4.20(a).

"Applicable Margin" means, with respect to each Loan and Type of Advance, the percentage per annum opposite such Loan and below such Type of Advance in the appropriate row and column of the table below:

	Index Rate Advances	LIBOR Advances
Revolving Loan	2.50%	5.00%
Term Loan	3.00%	5.50%

"Assignment and Acceptance" shall have the meaning given such term in Section 11.7(c).

"Bank" means Fifth Third Bank.

"Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended, reformed or modified from time to time and any rules or regulations issued from time to time thereunder.

"Borrower Representative" shall have the meaning given such term in Section 2.19.

"Borrowers" shall have the meaning given such term in the preamble hereto.

"Borrowing Base" means, at any time, the sum of (a) up to 80% of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) then outstanding under Borrowers’ existing Eligible Accounts plus (b) up to 50% of the value of Borrowers’ existing Eligible Inventory, valued at the lower of cost or market (on a "first-in, first-out" basis), minus (c) the aggregate amount of all LC Obligations at such time, minus (d)  such reserves as Agent in its reasonable credit judgment elects to establish (provided, that if no Event of Default has occurred and is continuing, Agent shall notify Borrower Representative prior to instituting any new reserve pursuant to this clause (d)).

"Borrowing Base Certificate" shall have the meaning given such term in Section 5.2(a).

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois, Cincinnati, Ohio or Minneapolis, Minnesota are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Advance, a day on which dealings are carried on in the London interbank market.

"Capital Expenditures" means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower Representative and its Subsidiaries including Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

"Capital Lease" means any leasing or similar arrangement which, in accordance with GAAP, is or should be classified as a capital lease.

"Capital Lease Obligations" means all monetary obligations under any Capital Leases.

"Cash Equivalents" means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than six (6) months, issued by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service Inc. and in either case having a tenor of not more than three (3) months.

"Change in Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of Borrower Representative, (b) during any period of 12 consecutive months, a majority of the members of the board of directors of Borrower Representative cease to be composed of individuals (i) who were members of the board of directors on the first day of such period, (ii) whose election or nomination to the board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board of directors or (iii) whose election or nomination to the board of directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the board of directors, or (c) any Person or two or more Persons acting in concert will have acquired by contract or otherwise, or will have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower Representative, or control over the equity securities of Borrower Representative entitled to vote for members of the board of directors or equivalent governing body of Borrower Representative on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities. For purposes of this definition, actions taken by DirecTV in the ordinary course of business pursuant to any DirecTV Agreement, consistent with past practices, shall not be considered an event or circumstance triggering a Change in Control pursuant to clause (c) above.

"Claims Act" means the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 et seq. U.S.C. §15 et seq.), as amended and in effect from time to time, and any rules and regulations issued from time to time thereunder.

"Closing Date" means March 20, 2013.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rules or regulations issued from time to time thereunder.

"Collateral" means all Property and interests in Property and proceeds thereof now owned or hereafter arising or acquired by any Borrower or any other Person and their respective Subsidiaries in or upon which a Lien now or hereafter exists in favor of Agent for the benefit of Agent and the Lenders, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent to secure any part or all of the Liabilities.

"Collateral Documents" means, collectively, this Agreement, the Security Agreement, the Pledge Agreement, the Control Agreements, the Mortgages, any patent, copyright, license and trademark security agreement, any assignment of life insurance policies as collateral for all or any portion of the Liabilities, and all other security agreements, lease assignments, guarantees and other similar agreements which secure or guaranty all or any portion of the Liabilities, and all amendments, restatements, modifications or supplements thereof or thereto, now or hereafter delivered to Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against Borrower Representative or its Subsidiaries, as debtor, in favor of Agent, as secured party for the benefit of Agent and Lenders, for purposes of perfecting any Liens securing all or any portion of the Liabilities, in each case as amended, restated, supplemented or otherwise modified from time to time.

"Compliance Certificate" shall have the meaning given such term in Section 5.3(b).

"Computation Period" means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

"Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of such Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

"Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

"Control Agreements" means, collectively, each Account Control Agreement among Agent, any Borrower and the applicable holder of deposit accounts of any Borrower, in each case as amended, modified, supplemented or restated from time to time.

"Controlled Group" means Borrower Representative and all Persons (whether or not incorporated), trades or businesses under common control or treated as a single employer with Borrower Representative pursuant to Section 414 of the Code.

"Credit Extension" shall have the meaning given such term in Section 3.4.

"Default" means the occurrence or existence of any one or more of the events described in Section 8.1 hereof.

"Defaulting Lender" shall have the meaning given such term in Section 10.

"Designated Portion" means, at any particular time, that portion of the Term Loan or the Revolving Loan selected by Borrower Representative for any single Interest Period to bear interest based on LIBOR.

“DirecTV” means DIRECTV, LLC.

“DirecTV Agreements” means, collectively, (a) that certain 2012 Home Services Provider Agreement, dated as of October 15, 2012, by and between DirecTV and Borrower Representative, as amended by that certain First Amendment, dated as of January 1, 2013, by and between DirecTV and Borrower Representative and that certain Second Amendment, dated as of March 15, 2013, by and between DirecTV and Borrower Representative, (b) that certain Directv MDU Master System Operator Agreement, dated as of August 22, 2011, by and between DirecTV and Subscriber Services and (c) in each case, any other agreement entered into as a replacement or substitution thereof.

“DirecTV Inventory” means, all Inventory purchased by Borrower Representative or any Subsidiary of the Borrower Representative pursuant to an in connection with the DirecTV Agreements that is subject to a Lien in favor of DIRECTV, LLC created under the DirecTV Agreements and in which, pursuant to the terms and conditions of the DirecTV Agreements, no Liens may be created in favor of any Person other than DIRECTV, LLC.

"Disposition" means (a) the sale, lease, conveyance or other disposition of Property (excluding sales, leases or other dispositions expressly permitted under clauses (a) or (c) of Section 6.3), and (b) the sale or transfer by Borrower Representative or any Subsidiary of any Equity Interests issued by any Subsidiary, but specifically excluding (i) the granting of Liens to the extent otherwise permitted under Section 6.1 and (ii) the making or liquidation of Investments to the extent permitted under Section 6.5.

"Dollars", "dollars" and "$" each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia.

"EBITDA" means, for any Computation Period, (a) Net Income, plus (b) to the extent deducted in determining such Net Income, (i) Interest Expense, (ii) income tax expense, (iii) expenses incurred in connection with the execution and delivery of this Agreement, (iv) depreciation and amortization, (v) gains or non-cash losses from the sale or disposition of assets not in the Ordinary Course of Business, (vi) gains or non-cash losses from discontinued operations, (vii) unrealized gains and losses with respect to Rate Contracts for such period, to the extent not included in Interest Expenses and (viii) other extraordinary gains or non-cash losses, all determined for Borrower Representative and its Subsidiaries on a consolidated basis in accordance with GAAP.

"Eligible Accounts" means Accounts of Borrower Representative and its Domestic Subsidiaries other than the following:

(a) Accounts which are payable in Dollars and which remain unpaid more than ninety (90) days after the original date of the applicable invoice;

(b) all Accounts owing by a single Account Debtor (other than DirecTV), including a currently scheduled Account, if twenty percent (20%) or more of the aggregate balance owing by such Account Debtor to Borrower Representative or the applicable Subsidiary are not Eligible Accounts as a result of the application of the provisions of the preceding clause (a);

(c) Accounts with respect to which the Account Debtor is a natural person or a director, officer, employee, Subsidiary or Affiliate of Borrower Representative;

(d) Accounts with respect to which the Account Debtor is a Governmental Authority, unless the Account Debtor the United States of America or any department, agency or instrumentality thereof and with respect to any such Account, the Borrower Representative has complied to Agent's reasonable satisfaction with the provisions of the Claims Act, including executing and delivering to Agent all statements of assignment and/or notification which are in form and substance acceptable to Agent and which are deemed necessary by Agent to effectuate the assignment to Agent of such Accounts;

(e) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada, unless the Account Debtor has supplied the Borrower Representative or the applicable Subsidiary with an irrevocable letter of credit, issued by a financial institution reasonably satisfactory to Agent, sufficient to cover such Account and in form and substance reasonably satisfactory to Agent, or such Account is subject to credit insurance reasonably satisfactory to Agent which has been satisfactorily assigned to Agent, or unless Agent shall otherwise consent to the inclusion of such Account as an Eligible Account;

(f) Accounts with respect to which the Account Debtor has a counterclaim or a right of set-off (but only to the extent of such counterclaim or set off unless the Account Debtor is disputing the Account or otherwise refusing to pay);

(g) Accounts for which the prospect of payment or performance by the Account Debtor is or may be impaired as determined by Agent in its reasonable credit judgment, or as to which any Borrower has knowledge of any facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to materially reduce the amount payable thereunder;

(h) Accounts with respect to which Agent does not have a first and valid fully perfected Lien;

(i) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee;

(j) Accounts arising from sales made on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or Accounts with respect to which the Account Debtor's obligation to pay the Account is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right or are otherwise contingent or not actually and absolutely owing to Borrower Representative or the applicable Subsidiary;

(k) Accounts to the extent that the Account Debtor's indebtedness to Borrower Representative or the applicable Subsidiary exceeds a credit limit, if any, determined by Agent in Agent's reasonable credit judgment;

(l) Accounts with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts unless such notice of business activities report has been duly and timely filed or Borrower Representative or the applicable Subsidiary is exempt from filing such report and has provided Agent with satisfactory evidence of such exemption;

(m) Accounts representing progress billing, pre-billing or billing prior to completion of the contract giving rise to the Account;

(n) Accounts to the extent the representations and warranties set forth in the Financing Agreements are not true and correct in all material respects;

(o) Accounts with respect to which there is a contra account or an accrued rebate, allowance or credit that may be paid to the applicable Account Debtor in the future, but only to the extent of such contra account or accrued rebate, allowance or credit;

(p) Accounts owing by an Account Debtor for which Borrower Representative or the applicable Subsidiary holds any type of cash deposit, but only to the extent of such cash deposit;

(q) Accounts evidenced by an instrument or chattel paper; and

(r) Accounts which are otherwise unacceptable to Agent in its reasonable credit judgment.

Notwithstanding the foregoing, if any rebate, allowance or credit has been applied by Borrower Representative or the applicable Subsidiary to an Account that is not an Eligible Account as a result of the application of the provisions of the foregoing clause (a), then the other Accounts of the applicable Account Debtor which are Eligible Accounts shall be reduced by the amount of such rebate, allowance or credit.

“Eligible Inventory” means all raw materials and finished goods Inventory of Borrower Representative or any Domestic Subsidiary other than the following:

(a) Inventory which is obsolete, not in good condition or of merchantable quality, free from material defects, slow moving or not either currently usable or currently salable in the Ordinary Course of Business;

(b) Inventory which Agent determines, in Agent's reasonable credit judgment and in accordance with Agent's customary business practices, to be unacceptable due to age, type, category and/or quantity; such Inventory shall include, but not be limited to, packaging materials, supplies, pallets, skids, trays and bags;

(c) Inventory which is not subject to internal control and management procedures acceptable to Agent in its reasonable credit judgment;

(d) Inventory with respect to which Agent does not have a first and valid fully perfected Lien;

(e) Inventory delivered to Borrower Representative or the applicable Subsidiary on consignment;

(f) any goods sold or subject to a sale on a bill and hold basis;

(g) Inventory which is not located in the United States or at one of the locations in the United States designated on Schedule 3.1 to the Security Agreement or is in transit;

(h) perishable Inventory;

(i) Inventory consisting of work-in-process or supplies; and

(j) Inventory which is otherwise unacceptable to Agent in its reasonable credit judgment.

"Environmental Claims" means all claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by Borrower Representative or a Subsidiary of Borrower Representative.

"Environmental Laws" means all applicable federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters and the control, shipment, storage or disposal of Hazardous Materials or hazardous substances; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and/or the Emergency Planning and Community Right-to-Know Act.

"Environmental Permits" shall have the meaning given such term in Section 4.12.

"Equipment" shall have the meaning given to such term in the Security Agreement.

"Equity Interests" means the membership interests, partnership interests, capital stock of any class or any other equity interest of any Person and options, warrants and other rights to acquire membership interests, partnership interests, capital stock of any class or any other equity interest of such Person.

"Equity Sale" means any issuance, sale, conveyance, transfer or other disposition of any Equity Interests by any Person or any other change in the capital structure of such Person (other than Indebtedness), including all capital contributions to such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower Representative within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

"ERISA Event" means (a) a Reportable Event with respect to a Plan or a Multiemployer Plan; (b) a withdrawal by Borrower Representative or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) by Borrower Representative or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate with the PBGC, the treatment by the PBGC of a plan amendment as a termination under Section 4041 or 4041A of ERISA of, or the commencement of proceedings by the PBGC to terminate, a Title IV Plan or Multiemployer Plan; (e) a failure by Borrower Representative or any ERISA Affiliate to make contributions to a Plan or Multiemployer Plan required by ERISA; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4041A or 4042 of ERISA for the termination by the PBGC of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the imposition by the PBGC of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower Representative or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which Borrower Representative or any ERISA Affiliate may be directly or indirectly liable; (j) an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists with respect to any Title IV Plan as of the last day of any plan year, (k) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a)(2) of the Code by any fiduciary or disqualified person with respect to any Plan for which Borrower Representative and its Subsidiaries or any ERISA Affiliate may be directly or indirectly liable, or (l) as of the last day of any plan year the Unfunded Benefit Liabilities of any Title IV Plan exceed $150,000.

"Event of Default" means a Default or an event or condition which with the passage of time or the giving of notice or both would, unless cured or waived, become a Default.

"Event of Loss" means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

"Excess Cash Flow" means, for any period, the remainder of (a) EBITDA for such period, less (b) the sum, without duplication, of (i) all scheduled payments of principal on all Indebtedness (including payments on Capital Leases), plus (ii) Capital Expenditures for such period to the extent (x) not financed with purchase money Indebtedness provided by third parties or (y) not representing the incurrence of Capital Leases, plus (iii) all state, local and foreign income taxes paid in cash during such period, plus (iv) Interest Expense paid in cash during such period, plus (vi) voluntary prepayments of the Term Loan made during such period in accordance with the provisions of this Agreement, all as determined for Borrower Representative and its Subsidiaries on a consolidated basis in accordance with GAAP (or, in the case of EBITDA, as otherwise calculated or determined in accordance with the definition thereof).

"Excess Cash Flow Certificate" means a certificate, duly executed on behalf of Borrowers by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit 2.3(c).

"Excluded Issuance" means the sale or issuance of equity securities (a) to directors and managers of Borrower Representative or (b) the proceeds of which do not exceed $500,000 in any Fiscal Year of Borrower Representative and are used in the business of Borrower Representative during such Fiscal Year.

"Executive Order" shall have the meaning given such term in Section 4.20(a).

“Existing Debt” means, collectively, (i) indebtedness incurred pursuant to that certain Debenture Purchase Agreement, dated as of May 27, 2009, among Multiband NE Incorporated, Multiband SC Incorporated, Multiband EC Incorporated, Multiband NC Incorporated, Multiband DV Incorporated and Convergent Capital Partners II, L.P., (ii) that certain promissory note issued by Multiband to DirecTECH Holding Co, Inc. on January 2, 2008 and due January 15, 2014, (iii) that certain promissory note issued by Multiband to Comvest Capital on January 1, 2013 and due January 15, 2014 and (iv) that certain promissory note issued by Multiband to J. Basil Mattingly on February 1, 2013 and due in February on 2014.

“Federal Funds Rate” means for any day the rate determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m. (Cincinnati time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for sale to the Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Agent for which such rate is being determined.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

"Financing Agreements" means this Agreement, the Notes, the Collateral Documents, the LC Applications, the LC Agreements, the Guaranties, the Perfection Certificate, any Subordination Agreement, any Rate Contracts entered into by any Borrower with Agent or a Lender or any Affiliate of Agent or a Lender and all documents, instruments and agreements delivered to Agent in connection therewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

"Fiscal Month" means a calendar month.

"Fiscal Quarter" means a fiscal quarter of a Fiscal Year comprised of three (3) consecutive Fiscal Months.

"Fiscal Year" means the fiscal year of Borrower Representative ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, for any Computation Period, Free Cash Flow divided by Fixed Charges, all as determined for Borrower Representative and its Subsidiaries on a consolidated basis in accordance with GAAP.

"Fixed Charges" means, for any Computation Period, the sum of (a) cash Interest Expense for such Computation Period and (b) any payments of principal on all Indebtedness that are scheduled during such Computation Period, plus all scheduled permanent revolving credit commitment reductions on all Indebtedness during such Computation Period, plus payments on all Capital Leases that are scheduled during such Computation Period, each as paid or payable for such period and all as determined for Borrower Representative and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, that for each of the months or other periods specified below, Fixed Charges shall be deemed to be the amount set forth below for such period.

Period	Fixed Charges
Fiscal Quarter ended March 31, 2012	$1,717,916.00
Fiscal Quarter ended June 30, 2012	$2,026,653.00
Fiscal Quarter ended September 30, 2012	$3,047,408.00
Fiscal Quarter ended December 31, 2012	$1,253,127.00

“Free Cash Flow” means, for any Computation Period, (a) Adjusted EBITDA, less (b) Capital Expenditures (other than Capital Expenditures financed with the proceeds of purchase money Indebtedness or Capital Leases to the extent permitted hereunder), less (c) income taxes and dividends (including, without limitation, Permitted Preferred Distributions) paid in cash, all as determined for Borrower Representative and its Subsidiaries on a consolidated basis in accordance with GAAP.

"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

"Guaranties" means, collectively, (a) that certain Guaranty and Collateral Agreement dated as of the Closing Date made by the Subsidiaries in favor of Agent and Lenders, and (b) any other guaranty of the Liabilities now or hereafter executed and delivered by any Person to Agent and Lenders, each as amended, restated, supplemented or otherwise modified from time to time.

"Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

"Indebtedness" of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables incurred in the Ordinary Course of Business or accrued expenses paid on customary terms in the Ordinary Course of Business); (c) all reimbursement or payment obligations (whether or not contingent) with respect to letters of credit which are not fully cash-collateralized, surety bonds and other similar instruments, including without limitation any and all LC Obligations; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or the Person providing financing under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person except to the extent expressly permitted by this Agreement; (h) "earnouts" and similar payment obligations; (i) all obligations under Rate Contracts; (j) all Indebtedness and obligations referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness or obligations has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or obligations; and (k) all Contingent Obligations described in clause (a) of the definition thereof in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.

"Indemnified Matters" shall have the meaning given such term in Section 11.20.

"Indemnitees" shall have the meaning given such term in Section 11.20.

"Indemnity Payment" shall have the meaning given such term in Section 2.3(d).

"Index Rate" means for any day the greater of: (i) the rate of interest announced by the Agent from time to time as its “prime rate” as in effect on such day (it being acknowledged that such rate may not be the Agent’s best or lowest rate) and (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1%, with any change in the Index Rate resulting from a change in said prime rate or Federal Funds Rate to be effective as of the date of the relevant change in said prime rate or Federal Funds Rate.

"Index Rate Advance" means that portion of the Revolving Loan or the Term Loan bearing interest calculated by reference to the Index Rate.

"Interest Expense" means, for any period, interest expense for such period (including all imputed interest on Capital Leases), including cash costs (or net of income) associated with Rate Contracts, all as determined for Borrower Representative and its Subsidiaries on a consolidated basis in accordance with GAAP.

"Interest Period" means any period relating to LIBOR Advances, the commencement of which shall be determined in accordance with Section 2.11 and expiring one, two or three months thereafter, as specified by Borrower Representative in accordance with Section 2.10.

"Inventory" means all inventory (as defined in the UCC) and any and all other goods, including goods in transit, wherever located, whether now owned or hereafter acquired by Borrower Representative and its Subsidiaries, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in any such Person’s business, and shall include such Property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by any such Person.

"Investments" shall have the meaning given such term in Section 6.5.

"Knowledge" or "aware" means and includes the actual knowledge or awareness of a Borrower or a Subsidiary (which shall include the actual knowledge and awareness of each of the directors, president, chief executive officer, chief financial officer, any vice president or any other executive officer of such Person), including, their successors in their respective capacities.

"LC Agreement" means any document, instrument or agreement pursuant to which Agent or any of its Affiliates requests or applies for the issuance of a Letter of Credit at Borrower Representative’s request or Agent or any of its Affiliates assures an LC Issuer of any Borrower’s payment or performance of all or any portion of any Borrower’s obligations in connection with such Letter of Credit (including any obligations of reimbursement), which term shall include any reimbursement agreement or application entered into by Agent or any of its Affiliates (whether with or without a Borrower or any other Person as a co-signer, joint or primary obligor or otherwise), or any guaranty or participation agreement entered into by Agent or any of its Affiliates.

"LC Application" shall have the meaning given such term in Section 2.18.

"LC Facility" shall have the meaning given such term in Section 2.1(b).

"LC Fee" shall have the meaning given such term in Section 2.6(d).

"LC Issuer" means Agent or any other bank or financial institution which is approved by Agent and which issues one or more Letters of Credit for the account of any Borrower at the request of Agent or any of its Affiliates.

"LC Issuer Fees" shall have the meaning given such term in Section 2.6(d).

"LC Obligations" means, at any time, the sum, without duplication, of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which the LC Issuer has not at such time been reimbursed (either by Borrowers or Agent), plus (c) the aggregate amount of all payments made by Agent or its Affiliates to the LC Issuer in connection with Letters of Credit for which Borrower has not at such time reimbursed Agent, whether by way of an Advance under the Revolving Loan or otherwise.

"LC Request" shall have the meaning given such term in Section 2.18.

"Lender" shall have the meaning given to such term in the preamble hereto, and such term shall include Lender's successors and assigns.

"Lending Affiliate" means (a) each office and branch of Agent and each Lender, and (b) each entity which, directly or indirectly, is controlled by or under common control with Agent or any Lender or which controls Agent or any Lender and each office and branch thereof.

"Letter of Credit" means a letter of credit now or at any time hereafter issued by an LC Issuer for the account of a Borrower as to which Agent or any of its Affiliates has issued an LC Agreement.

"Liabilities" means, collectively, all of Borrowers’ liabilities, obligations, and indebtedness to Agent and Lenders of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether individually or collectively, direct or indirect, joint or several, absolute or contingent, primary or secondary, fixed or otherwise (including obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law, including the LC Obligations, all of Borrowers’ reimbursement obligations, whether contingent or liquidated, with respect to any Letter of Credit or LC Obligation, and all of Borrowers’ other indebtedness and obligations to Agent or Lenders or any of their respective Affiliates under or in respect of this Agreement and the other Financing Agreements and any Rate Contract between any Borrower and Agent or any Lender or an Affiliate of Agent or any Lender.

"LIBOR" means, for any Interest Period, a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Libor Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed on Reuters Screen LIBOR01 Page (or any successor page), divided by (b) a percentage equal to 100% minus the LIBOR Reserve Percentage for such Interest Period, or as LIBOR is otherwise determined by the Agent in its sole and absolute discretion consistent with the foregoing. The Agent's determination of LIBOR shall be conclusive, absent demonstrable error.

"LIBOR Advances" means that portion of the Revolving Loan or the Term Loan bearing interest calculated by reference to LIBOR.

"LIBOR Reserve Percentage" for any Interest Period for any LIBOR Advance means the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D of the Federal Reserve Board (or any successor or similar regulation relating to such reserve requirement).

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, but not limited to, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law), and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

"Loan Account" shall have the meaning given such term in Section 2.4.

"Loans" means, collectively, the Revolving Loan and the Term Loan.

"Loss" shall have the meaning given such term in Section 8.1(f).

"Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of Borrower Representative and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of Borrower Representative or any of its Subsidiaries to perform in any material respect its obligations under any Financing Agreement; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Financing Agreement, or (ii) the perfection or priority of any Lien granted to Agent on any material Property under any Collateral Document.

"Maximum Revolving Facility" means $10,000,000.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Agent a Lien on a real property interest of Borrower Representative or any of its Subsidiaries, each as amended, restated or otherwise modified from time to time.

"Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which Borrower Representative or any ERISA Affiliate is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

"Net Income" means for any period for Borrower Representative and its Subsidiaries, the consolidated net income (or loss) of Borrower Representative and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

"Net Proceeds" means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, net of (without duplication): (a) the direct costs incurred in connection with such Disposition excluding amounts payable to such Person, (b) sale, use or other transaction taxes, including income taxes, paid or payable as a result thereof, (c) amounts required to be applied by such Person to repay Indebtedness consisting of a Capital Lease Obligation or purchase money Indebtedness that is secured by a Lien on the asset which is the subject of such Disposition, in each case only to the extent that such Lien has priority over the Lien securing the Liabilities, and (d) amounts required to be maintained as a reserve against liabilities associated with such Disposition in accordance with GAAP (but only for so long as such amounts are required under GAAP to be so maintained). "Net Proceeds" shall also include proceeds received on account of any Event of Loss net of (i)  all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, (ii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments, and (iii) any taxes paid or payable in respect of amounts so received on account of such Event of Loss. "Net Proceeds" shall also include the aggregate cash proceeds paid or payable to Borrower Representative or any of its Subsidiaries in connection with any Equity Sale or capital contribution, after deduction of all documented fees, costs and expenses paid to any third party in connection with such Equity Sale.

"New Lending Office" shall have the meaning given such term in Section 2.14(b).

"Non-U.S. Lender" shall have the meaning given such term in Section 2.14(b).

"Notes" means, collectively, the Revolving Notes and the Term Notes.

"OFAC" shall have the meaning given such term in Section 4.20(b).

"Ordinary Course of Business" means, in respect of any transaction involving Borrower Representative or any Subsidiary, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Agreement.

"Organization Documents" means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designations or instrument relating to the rights of shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, or (c) for any limited liability company, the operating agreement, limited liability company agreement or other similar agreement and articles or certificate of formation, and all applicable resolutions of the board of managers (or any committee thereof) of such limited liability company.

"Other Taxes" shall have the meaning given such term in Section 2.14(a).

"Payment Account" means, at any particular time, Agent's bank account at such time as to which Agent has given Borrower Representative notice to make payments pursuant to this Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

"Perfection Certificate" means that certain Perfection Certificate of even date herewith executed by Borrower Representative in favor of Agent and Lenders.

"Permitted Liens" shall have the meaning given such term in Section 6.1.

“Permitted Preferred Distributions” means dividends on preferred stock of Multiband paid to the holders of such preferred stock in accordance with Section 6.10 hereof.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

"Plan" means any pension plan (as defined in Section 3(2) of ERISA) which Borrower Representative or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions.

"Pledge Agreement" means that certain Pledge Agreement, dated as of the Closing Date, made by Borrower in favor of Agent and Lenders, as amended, restated, supplemented or otherwise modified from time to time.

"Pledgors" means, collectively, Borrower and any other Person party to the Pledge Agreement or any other pledge agreement that is executed and delivered to Agent as security for the Liabilities.

"Post-Default Rate" shall have the meaning given such term in Section 2.6(a).

“Preferred Equity” means, collectively, the Class A, Class C, Class F and Class G shares of preferred stock of Multiband as described on Schedule 4.2 attached hereto and any other class of preferred stock issued by Multiband pursuant to Section 6.12 hereof.

"Pre-Settlement Determination Date" shall have the meaning given such term in Section 10.

"Property" means any property or interest of any type in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Revolving Share” means, as to any Lender, the percentage equal to such Lender's share of the Revolving Loan Commitment, or if the Revolving Loan Commitment has terminated, its share of the Revolving Loan, in each case as set forth on the signature pages hereto or an executed Assignment and Acceptance.

"Pro Rata Share" means as to any Lender, the fraction (expressed as a percentage) the numerator of which is the sum of such Lender's portion of the Revolving Commitment, as set forth on the signature pages hereto or an executed Assignment and Acceptance, plus the amount of the outstanding principal balance of the Term Loan owing to such Lender (the initial amount of which is set forth on the signature pages hereto or in an executed Assignment and Acceptance), and the denominator of which is the sum of the aggregate Revolving Commitment plus the aggregate outstanding principal balance of the Term Loan, provided that if the Revolving Commitment has been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the undrawn face amount of any outstanding Letters of Credit and the denominator shall be the aggregate amount of all unpaid Loans and the undrawn face amount of any outstanding Letters of Credit.

“Pro Rata Term Loan Share” means, as to any Lender, the percentage equal to such Lender's share of the Term Loan Commitment, or if the Term Loan Commitment has terminated, its share of the Term Loan, in each case as set forth on the signature pages hereto or an executed Assignment and Acceptance.

"Qualified Plan" means a Plan intended to be tax-qualified under Section 401(a) of the Code and which Borrower Representative or any ERISA Affiliate sponsors, maintains, or to which Borrower Representative or any ERISA Affiliate makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

"Rate Contracts" means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including any agreement or arrangement which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

"Register" shall have the meaning given such term in Section 11.7(e).

"Remittance Account" has the meaning ascribed thereto in Section 5.14.

“Replacement Lender” has the meaning given such term in Section 2.18(b).

"Reportable Event" means, as to any Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived.

"Required Lenders" means (a) so long as there are two or fewer Lenders, all Lenders and (b) so long as there are three or more Lenders, Lenders holding sixty-six and two-thirds percent (66 2/3%) or more of the sum of the Revolving Commitment and the outstanding principal balance of the Term Loan or if the Revolving Commitment has been terminated, Lenders holding sixty-six and two-thirds percent (66 2/3%) or more of the sum of the then aggregate outstanding principal balance of the Loans plus the then aggregate amount of Letter of Credit Liabilities.

"Requirement of Law" means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

"Responsible Officer" means the chief executive officer, chief financial officer, vice president of finance or the president of Borrower Representative, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of Borrower Representative, or any other officer having substantially the same authority and responsibility, and each other person designated by any of the foregoing or authorized to request Loans or Advances under this Agreement.

"Restricted Payments" shall have the meaning given such term in Section 6.10.

"Revolving Commitment" means (a)  as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of a Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth under such Lender's name on signature pages to this Agreement as its Revolving Commitment, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof, and (b) as to all Lenders, means the sum of all Lenders Revolving Commitments.

"Revolving Loan" shall have the meaning given such term in Section 2.1(a).

"Revolving Note" shall have the meaning given such term in Section 2.1(a).

"SEC" means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

"Security Agreement" means that certain Guarantee and Collateral Agreement, dated as of the Closing Date, among Borrower Representative and its Subsidiaries and Agent, as from time to time amended, modified, supplemented or restated from time to time.

"Settlement Date" shall have the meaning given such term in Section 10.

"SPC" shall have the meaning given such term in Section 11.22.

"Subordinated Debt" means any Indebtedness of Borrower Representative or any Subsidiary incurred in accordance with this Agreement that is subordinated to the Liabilities and on terms and conditions approved by Agent in its reasonable judgment.

"Subordinated Debt Documents" means, collectively, any and all agreements, documents and instruments executed and delivered thereunder or in connection therewith, or in connection with any Subordinated Debt, each as amended, modified, supplemented or restated, except to the extent prohibited by the terms of this Agreement or the applicable Subordination Agreement.

"Subordination Agreements" means any subordination agreement or subordination provisions relating to any Subordinated Debt.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control (or have the power to be or control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity. In the absence of designation to the contrary, reference to a Subsidiary or Subsidiaries shall be deemed to be a reference to Subsidiaries of Borrower Representative.

"Taxes" shall have the meaning given such term in Section 2.14(a).

"Term" shall have the meaning given such term in Section 2.8.

"Term Loan" shall have the meaning given to such term in Section 2.2.

"Term Loan Commitment" means, as to any Lender, the obligation of such Lender to make the Term Loan described in Section 2.2, with the amount thereof being set forth under such Lender's name on the signature pages to this Agreement. Borrowers and Lenders acknowledge and agree that the Term Loan Commitment of the Lenders in the aggregate is $20,000,000 on the date hereof.

"Term Note" shall have the meaning given such term in Section 2.2.

"Termination Date" shall have the meaning given such term in Section 2.8.

"Title IV Plan" means any Plan subject to the provisions of Title IV of ERISA.

“Total Funded Debt” means, all Indebtedness of Borrower Representative and its Subsidiaries (other than outstanding principal amounts under Preferred Equity that is classified as Indebtedness), plus any Unpaid Preferred Return, all as determined for Borrower Representative and its Subsidiaries on a consolidated basis in accordance with GAAP. Notwithstanding any provision of GAAP to the contrary, Total Funded Debt shall include the face amount of any promissory notes (or, if amounts previously paid on any promissory note cannot be reborrowed, the outstanding principal balance of any such promissory note) and other instruments evidencing Indebtedness (including, without limitation, any Note) of Borrower Representative and its Subsidiaries on a consolidated basis.

"Total Leverage Ratio" means, as of the last day of any Computation Period, the ratio of (a) Total Funded Debt as of such day to (b) Adjusted EBITDA for such Computation Period, all as determined for Borrower Representative and its Subsidiaries on a consolidated basis in accordance with GAAP (or, in the case of Adjusted EBITDA, as otherwise calculated or determined in accordance with the definition thereof).

"Type" means, with respect to any Advance or Loan or portion thereof at any time, the classification of such Loan, Advance or portion thereof by the type of interest rate it then bears, whether an interest rate based upon the Index Rate or LIBOR.

"UCC" shall have the meaning given such term in Section 1.3.

"UFCA" shall have the meaning given such term in Section 4.21.

"UFTA" shall have the meaning given such term in Section 4.21.

"Unfunded Benefit Liabilities" means the excess of a Title IV Plan's benefit liabilities under Section 4001(a)(18) of ERISA, over the current value of that Title IV Plan's assets, determined in accordance with the actuarial assumptions used by the Plan's actuaries for Plan termination purposes for the applicable plan year.

"United States" and "U.S." each means the United States of America.

“Unpaid Preferred Return” means any dividend on any Preferred Equity which was declared but remains unpaid at the time of determination.

"Unused Fee" shall have the meaning given such term in Section 2.6(e).

"Unused Fee Rate" means one-half of one percent (0.50%) per annum.

"USA Patriot Act" shall have the meaning given such term in Section 4.20(a).

"Withdrawal Liabilities" means, as of any determination date, the amount of the liabilities, if any, pursuant to Section 4201 of ERISA if Borrower Representative or any ERISA Affiliate made a complete or partial withdrawal from a Multiemployer Plan under Section 4203 or 4205 of ERISA and any increase in contributions pursuant to Section 4243 of ERISA.

1.2     Accounting Terms.

Calculations and determinations of financial and accounting terms used and not otherwise specifically defined under this Agreement (including the Exhibits hereto) shall be made and determined, both as to classification of items and as to amount, in accordance with GAAP. If any changes in accounting principles or practices from GAAP are occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a change in the method of accounting in the calculation of financial covenants, standards or terms contained in this Agreement or any other Financing Agreement, the parties hereto agree to enter into negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating Borrowers’ financial condition and performance will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, Borrowers shall continue to provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in the Financing Agreements in accordance with GAAP as in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by Borrowers’ independent certified public accountants.

1.3     Other Terms Defined in the Security Agreement or the UCC.

All capitalized terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings given such terms in the Security Agreement. All capitalized terms contained in this Agreement (and which are not otherwise specifically defined herein or in the Security Agreement) shall have the meanings provided in the Uniform Commercial Code as the same is in effect on the date hereof in the State of Illinois (the "UCC") to the extent the same are used or defined therein.

1.4     Other Definitional or Interpretive Provisions.

Whenever the context so requires, the neuter gender includes the masculine and feminine, the singular number includes the plural, and vice versa. The words "include," "includes" and "including" shall in any event be deemed to be followed by the phrase "without limitation." All references in this Agreement to "this Agreement", "herein", "hereunder", "hereof" shall be deemed to refer to this Agreement and the Exhibits hereto (including their annexes) unless the context requires otherwise. Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context requires otherwise.

2          CREDIT.

2.1     Revolving Loan and Letter of Credit Facilities.

(a) Revolving Loan Facility. From and after the Closing Date, subject to the provisions of Section 3 below and subject to the other provisions and conditions of this Agreement, each Lender severally (and not jointly) shall, in accordance with its Pro Rata Share, advance to any Borrower from time to time prior to the Termination Date on a revolving credit basis (collectively, the "Revolving Loan") up to the amount of such Lender's Revolving Commitment; provided, however, the sum of the aggregate outstanding principal amount of Revolving Loans at any time outstanding shall not exceed the lesser of (i) the Maximum Revolving Facility and (ii) the Borrowing Base at such time minus, in each case, the aggregate outstanding amount of the LC Obligations at the time any particular advance is made. Each Advance to a Borrower under this Section 2.1(a) shall be in a minimum amount of $100,000 and in integral multiples of $50,000 in excess thereof (or such other amounts as Agent may agree in its discretion), subject to Section 2.9 regarding LIBOR Advances, and shall, on the day of such Advance, be transferred in immediately available funds to such Borrower to such account as Borrower Representative may, from time to time, designate. The portion of the Revolving Loan made by each Lender under this Section 2.1(a) shall be evidenced, in part, by a promissory note of even date herewith in the form attached hereto as Exhibit 2.1 (the "Revolving Note") with the blanks appropriately filled. The Liabilities evidenced by the Revolving Notes shall become immediately due and payable as provided in Section 8.1 hereof, and, without notice or demand, upon the termination of the Revolving Commitment pursuant to Section 2.8 hereof. Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder.

(b) Letter of Credit Facility. Subject to the provisions of Section 3 hereof and subject to the other provisions and conditions of this Agreement, Agent may in its discretion at Borrower Representative’s request and for the account of any Borrower, cause the LC Issuer to issue one or more Letters of Credit, provided that the aggregate outstanding amount of LC Obligations shall not at any time exceed $3,000,000 (the "LC Facility") and the sum of the aggregate outstanding amount of LC Obligations and the aggregate principal amount of the Revolving Loans shall not at any time exceed the lesser of (i) the Maximum Revolving Facility and (ii) the Borrowing Base. The LC Facility is a sublimit of the Maximum Revolving Facility. The Letters of Credit shall be of a tenor and in form and substance, and shall contain terms and conditions, satisfactory to Agent and the LC Issuer. Borrowers shall, jointly and severally, reimburse Agent and/or Lenders, immediately upon demand, for any payments made by Agent and/or Lenders or any of their respective Affiliates to the LC Issuer or to any other Person with respect to any Letter of Credit and for any other reasonable out-of-pocket costs, fees and expenses incurred by Agent in connection with the application for, issuance of or amendment to any Letter of Credit, and until Agent and/or Lenders shall be so reimbursed by Borrowers, such payments by Agent and/or any Lender or any of their respective Affiliates shall be deemed to be part of the Revolving Loan. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 3 hereof, no Letter of Credit shall be available unless as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit. Any rights, remedies, duties or obligations granted or undertaken by Borrowers to any issuer or correspondent in any application for any Letter of Credit, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit, shall be deemed to have been granted or undertaken by Borrowers to Agent. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit, or any other agreement by Agent in favor of any issuer or correspondent relating to any Letter of Credit, shall be deemed to have been undertaken by Borrowers to Agent and to apply in all respects to Borrowers. The applicable Borrower shall execute each of Agent's and the LC Issuer's standard form of application and/or reimbursement agreement for each Letter of Credit. No Letter of Credit shall have an expiration date after the Termination Date and the term of any Letter of Credit shall not exceed 360 days from the date of issuance, subject to any discretionary extensions agreed to by the LC Issuer thereof at least thirty days before the expiration thereof. All Letters of Credit (including the issuance thereof) shall be subject to the limitations and conditions set forth in Section 2.18. Immediately upon the issuance of a Letter of Credit in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender's Pro Rata Share (including, without limitation, all obligations of Borrowers with respect thereto). Borrowers hereby, jointly and severally, indemnify Agent and each Lender against any and all liability and expense it may incur in connection with any Letter of Credit (except to the extent such liability of Agent or any Lender is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from Agent's or such Lender's gross negligence or willful misconduct).

2.2     Term Loan Facilities.

On the Closing Date, subject to the provisions of Section 3 below and subject to the other provisions and conditions of this Agreement, each Lender severally (and not jointly) agrees to lend to Borrowers its Pro Rata Share based on such Lender's Term Loan Commitment of a term loan, the aggregate principal amount of which shall be $20,000,000 (the "Term Loan"). The portion of the Term Loan made by each Lender shall be evidenced by and shall be repayable in accordance with the terms hereof and the terms of an installment note in the form attached hereto as Exhibit 2.2 (each, a "Term Note") with the blanks appropriately filled. The provisions of each Term Note notwithstanding, the Liabilities evidenced by each Term Note shall become immediately due and payable as provided in Section 8.1 hereof, and, without notice or demand, upon the termination of this Agreement pursuant to Section 2.8 hereof.

2.3     Mandatory Payments; Prepayments.

(a) The aggregate outstanding principal balance of the Revolving Loan shall not at any time exceed the lesser of (i) the Maximum Revolving Facility minus the aggregate outstanding amount of the LC Obligations and (ii) the amount of the Borrowing Base. Borrowers shall, if at any time any such excess shall arise, immediately pay to Agent such amount for application to the Revolving Loan as may be necessary to eliminate the excess or, if requested by Agent post cash collateral therefor in accordance with the provisions of Section 8.4. Borrowers shall pay the Revolving Loan in accordance with the terms of this Agreement.

(b) Borrowers shall pay the unpaid principal balance of the Term Loan as follows: (i) for each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2013, equal quarterly principal installments of $1,000,000 each, and (ii) one final payment in an aggregate amount equal to the unpaid principal balance of the Term Loan on the Termination Date. Each quarterly payment shall be due and payable on the first Business Day following the end of the applicable Fiscal Quarter.

(c) Within fifteen (15) days after the annual financial statements are delivered in accordance with Section 5.1(b) hereof, commencing with the annual financial statements that are delivered to Agent for the Fiscal Year ending on December 31, 2012 and so long as any principal amount is outstanding under the Term Loan, Borrower Representative shall deliver to Agent a written calculation of Excess Cash Flow for such Fiscal Year in the form of Exhibit 2.3(c) and certified as correct on behalf of Borrower Representative by a Responsible Officer of Borrower Representative and concurrently therewith Borrowers shall pay to Agent, for application to the Term Loan in accordance with the provisions of Section 2.3(e) hereof, an amount equal to fifty percent (50%) of such Excess Cash Flow.

(d) If Borrower Representative or any of its Subsidiaries shall at any time or from time to time make any Equity Sale (other than an Excluded Issuance) or Disposition, incur Indebtedness not permitted under Section 6.2, suffer an Event of Loss or receive payments in respect of any indemnity or similar claim (an "Indemnity Payment") and the aggregate amount of the Net Proceeds received by Borrower Representative and its Subsidiaries in connection with such Equity Sale, such Disposition, such incurrence of Indebtedness, such Event of Loss or such Indemnity Payment and all other Equity Sales, Dispositions, incurrence of Indebtedness, Events of Loss and Indemnity Payments occurring during the then current Fiscal Year exceeds $100,000, then (i) Borrower Representative shall promptly notify Agent of such Equity Sale, Disposition or incurrence of Indebtedness or the occurrence of any Event of Loss or Indemnity Payment (including the amount of the estimated Net Proceeds to be received by Borrower Representative or such Subsidiaries in respect thereof) and (ii) immediately upon receipt by Borrower Representative or such Subsidiary of the Net Proceeds of such Equity Sale, Disposition or incurrence of Indebtedness or the occurrence of any Event of Loss or Indemnity Payment, Borrower Representative shall deliver such Net Proceeds which exceed $100,000 for the then current Fiscal Year to Agent as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 2.3(e) hereof. Notwithstanding the foregoing, if no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent Borrower Representative or the applicable Subsidiary (x) reinvests the Net Proceeds of a Disposition or Event of Loss in productive assets of a kind then used or usable in the business of such Borrower or such Subsidiary within ninety (90) days after the date on which such Borrower receives the Net Proceeds of such Disposition or Event of Loss or (y) enters into a binding commitment to reinvest the Net Proceeds of a Disposition or Event of Loss in productive assets of a kind then used or usable in the business of Borrower Representative or such Subsidiary within ninety (90) days after the date on which Borrower Representative or such Subsidiary receives the Net Proceeds of such Disposition or Event of Loss and actually reinvests such Net Proceeds in such assets within one hundred twenty (120) days of the receipt of such Net Proceeds.

(e) Any prepayments made pursuant to Section 2.3(c) shall be applied to reduce the unpaid principal installments of the Term Loan in inverse order of their maturity until the Term Loan is paid in full. Any prepayments made pursuant to Section 2.3(d) (other than prepayments resulting from Indemnity Payments which are reimbursements for expenses previously incurred by Borrower Representative or any of its Subsidiaries) and proceeds of key-man insurance received by Lender shall be applied, first to reduce the unpaid principal installments of the Term Loan in inverse order of their maturity until the Term Loan is paid in full, and, after the Term Loan has been repaid in full, to reduce the outstanding principal balance of the Revolving Loans (but not as a permanent reduction of the Revolving Commitment), subject in each case to Agent's right to otherwise apply such prepayments to the Liabilities in such order as it may determine in its discretion after the occurrence and during the continuance of a Default. To the extent permitted by this Section 2.3(e), amounts prepaid shall be applied first to any Index Rate Advances then outstanding and then to outstanding LIBOR Advances with the shortest Interest Periods remaining.

(f) Subject to Section 2.13, Borrowers may voluntarily prepay the Liabilities in full or in part upon three (3) day's prior irrevocable written notice (or telephonic notice promptly confirmed in writing) to Agent for LIBOR Advances and upon the same day as irrevocable written notice (or telephonic notice promptly confirmed in writing) is provided to Agent for Index Rate Advances, provided, however, that to the extent the same is not received by Agent together with notice thereof prior to 1:00 p.m. (Chicago time) on a Business Day, the same shall be deemed to be received on the following Business Day. Borrowers may voluntarily reduce or terminate the Maximum Revolving Facility (which, in the case of a reduction to the Maximum Revolving Facility, shall result in a reduction of each the Revolving Commitment of each Lender with a Revolving Commitment based on each such Lender's Pro Rata Share of the total Revolving Commitment, and in the case of a reduction of the Maximum Revolving Facility to zero, shall result in the termination of each Lender's Revolving Commitment) upon one (1) day's prior irrevocable notice to Agent so long as (i) in the case of a reduction of the Maximum Revolving Facility and of the Revolving Commitment to an amount that is greater than $0, the sum of the outstanding principal amount of Revolving Loans plus outstanding LC Obligations is reduced by Borrowers to an amount equal to or less than such reduced Maximum Revolving Facility and aggregate Revolving Commitment pursuant to the preceding sentence, and (ii) in the case of a reduction of the Maximum Revolving Facility to $0 and a termination of the Revolving Commitments, Borrowers prepay in full all outstanding Revolving Loans pursuant to the preceding sentence and provides cash collateral for any outstanding Letters of Credit in an amount equal to 105% of the aggregate outstanding amount of the LC Obligations with respect thereto. Notwithstanding anything herein to the contrary, in the event that, (i) on or prior to the first anniversary of the Closing Date, Borrowers terminate the Revolving Commitments and repay the Loans in whole or in part, Borrowers shall pay to Agent for the account of Lenders a prepayment penalty in the amount of 2.00% of the sum of the portion of the Revolving Commitments and the principal amount of the Term Loan so terminated and/or prepaid and (ii) after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, Borrowers terminate the Revolving Commitments and repay the Loans in whole or in part, Borrowers shall pay to Agent for the account of Lenders a prepayment penalty in the amount of 1.00% of the sum of the portion of the Revolving Commitments and the principal amount of the Term Loan so terminated and/or prepaid.

2.4     Loan Account.

Agent shall maintain a loan account (the "Loan Account") on its internal data control system in which shall be recorded (a) all Loans and Advances made by Agent and Lenders to Borrowers pursuant to this Agreement, including all payments made by Agent and Lenders under any Letter of Credit, (b) all payments made by Borrowers on all such Loans and Advances, and (c) all other appropriate debits and credits as provided in this Agreement, including all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. Borrowers shall pay to Agent the amount reflected as owing by Borrowers under the Loan Account (which amount shall be conclusive and binding for all purposes, absent demonstrable error) and all of its other obligations hereunder and under any other Financing Agreements as such amounts become due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) pursuant to the terms of this Agreement and the other Financing Agreements.

2.5     Statements.

Until such time as Agent shall have rendered to Borrowers written statements of account as provided herein, the balance in the Loan Account, as set forth on Agent's most recent printout, shall be rebuttably presumptive evidence of the amounts due and owing Agent by Borrowers.

2.6     Interest and Fees.

(a) Interest. Borrowers shall pay to Agent, for the ratable benefit of Lenders, interest on the outstanding principal balance of each Loan, other than the outstanding principal amount of LIBOR Advances, at a per annum rate equal to the Index Rate plus the Applicable Margin with respect to such Loan. Borrowers shall pay to Agent, for the ratable benefit of Lenders, interest on the outstanding balance of all other Liabilities (other than the Loans) at the rate applicable to Index Rate Advances comprising the Revolving Loan. Borrowers shall pay to Agent, for the ratable benefit of Lenders, interest on the outstanding principal balance of each LIBOR Advance at a per annum rate equal to LIBOR for the Interest Period applicable to such Advance plus the Applicable Margin with respect to such Advance, it being expressly understood and agreed that interest shall be computed by charging for the first day in each Interest Period but not for the last day in such Interest Period. Accrued interest shall be payable by Borrowers (i) monthly in arrears on the first Business Day of each calendar month, (ii) with respect to the Revolving Loan, upon termination of the Revolving Commitment, (iii) with respect to a Term Loan, upon payment in full of the principal amount thereof, and (iv) at any time after the occurrence and during the continuance of a Default, upon demand. In addition, Borrowers shall pay interest accrued on each LIBOR Advance on the last day of its applicable Interest Period. All interest and fees provided for under this Agreement shall be computed on the basis of a 360-day year for the actual number of days elapsed. Following the occurrence of a Default and during the continuance thereof, and (except in the case of a Default under Section 8.1(h) as to which no notice shall be required) upon notice to Borrowers by Agent, Borrowers shall pay to Agent, for the ratable benefit of Lenders, interest from the date of such Default at a rate (the "Post-Default Rate") equal to the applicable rate set forth above for each of the Liabilities plus two percent (2%) per annum on the outstanding principal balance of all of the Liabilities.

(b) Fee Letter. Borrowers shall jointly and severally pay to Agent, for their own use and benefit, the fees agreed to between Agent and Borrower Representative in a fee letter dated the date hereof, or as thereafter amended in writing between them.

(c) Audit Fee. Borrowers shall jointly and severally pay to Agent, upon demand therefor, (i) with respect to any field audit, inventory analysis or other business analysis performed by Agent, an audit fee in the amount of $1,000 per day for each Person employed by Lender to perform such audit or analysis, plus all reasonable out-of-pocket costs or expenses (including costs and expenses related to travel) incurred by Agent in the performance of such audit or analysis, and (ii) with respect to any field audit, inventory analysis or other business analysis performed by an independent contractor for the benefit of Agent, the customary amount such independent contractor charges Agent to perform such audit or analysis, plus all reasonable out-of-pocket costs or expenses (including costs and expenses related to travel) incurred by such independent contractor in the performance of such audit or analysis. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, Borrowers shall be required to pay the foregoing fees, costs and expenses with respect to no more than two (2) of such field audits per calendar year.

(d) LC Fee. For each Letter of Credit, Borrowers shall jointly and severally pay to Agent, for the ratable benefit of Lenders, a fee (the "LC Fee") at a rate per annum equal to two percent per annum (2.00%), plus, at any time after the occurrence and during the continuance of a Default, and (except in the case of a Default under Section 8.1(h) as to which no notice shall be required) upon notice to Borrowers by Agent, two percent (2%) per annum, of the aggregate outstanding amount of LC Obligations. The LC Fee shall be payable (i) monthly in arrears on the first Business Day of each calendar month, (ii) upon termination of the Revolving Commitment, and (iii) at any time after the occurrence of a Default or the Termination Date, upon demand. Agent is also hereby irrevocably authorized to charge to the Loan Account as and when incurred by Agent, any charges, fees, costs and expenses charged to Agent for Borrowers’ account by any LC Issuer (the "LC Issuer Fees") in connection with any Letter of Credit, including the LC Issuer's customary issuing, administrative and negotiating fees (each Lender hereby agreeing that, to the extent that it acts as an LC Issuer in respect of a Letter of Credit hereunder, it shall not impose any charges, fees, costs and expenses in respect of such Letter of Credit other than those that are reasonable and customary).

(e) Unused Fee. Borrowers shall jointly and severally pay to Agent, ratably for the benefit of each Lender with a Revolving Commitment, an unused fee (the "Unused Fee") on the average daily unused portion of the Maximum Revolving Facility at a per annum rate equal to the Unused Fee Rate. The Unused Fee shall be payable (i) monthly in arrears on the first Business Day of each calendar month, (ii) upon termination of the Revolving Commitment, and (iii) at any time after the occurrence of a Default, upon demand.

(f) Account Fees. Borrowers shall jointly and severally pay to Agent on demand all of Agent's customary account maintenance and related charges.

2.7     General Provisions re Payments.

All payments to be made by any Borrower under any Financing Agreement, including payments of principal and interest on the Notes, and all fees, expenses, indemnities and reimbursements, shall be made without set off or counterclaim, in lawful money of the United States of America and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Borrowers shall make all payments in immediately available funds to the Payment Account before 12:00 p.m. (Cincinnati time) on the date when due (and, if received on such day after 12:00 p.m. (Cincinnati time), shall be deemed received on the next Business Day). Notwithstanding anything to the contrary set forth in this Section 2.7, Agent shall be permitted, in its sole discretion to satisfy all payments which Borrowers are required to make to Agent or Lenders under this Agreement or under any of the other Financing Agreements by appropriate debits to the Loan Account and the making of a Revolving Advance, which shall be deemed to be requested by Agent and Lenders regardless of the satisfaction of any conditions thereto. Agent may in its sole discretion elect to bill Borrowers for such amounts in which case the amount shall be immediately due and payable when otherwise due and payable hereunder.

2.8     Termination of Revolving Commitment.

The Revolving Commitment shall be effective until, and shall terminate on April 30, 2016, unless sooner terminated by Borrowers pursuant to Section 2.3(f) or otherwise (the "Term"). Upon expiration of the Term or earlier termination of the Revolving Commitment, including pursuant to Section 8.1 (the "Termination Date"), all of the Liabilities shall become immediately due and payable without notice (except as provided in Section 8.1 to extent notice is required thereunder) or demand. Notwithstanding any termination, until all of the Liabilities (other than unasserted contingent indemnity obligations) shall have been fully paid and satisfied, any commitments to lend hereunder have been terminated, and all of the Letters of Credit and LC Obligations shall have expired, been canceled, terminated or cash collateralized (as required by Section 8.4 and pursuant to such agreements as Agent may require in form and substance satisfactory to Agent), and all Financing Agreements between Borrowers, Agent and Lenders shall have been terminated, all of Agent's rights and remedies under this Agreement and the other Financing Agreements shall survive and Agent shall be entitled to retain its Liens on and to all existing and future Collateral. All of Agent's and each Lender's rights and remedies under this Agreement and all of Agent's Liens shall survive such termination until all of the Liabilities have been fully paid and satisfied (including, without limiting the generality of the foregoing, the termination, expiration or cash collateralization of all Letters of Credit and LC Obligations, the presentment of all drafts issued or accepted thereunder and the termination or expiration of all Rate Contracts with Agent or any of its Affiliates) and all Financing Agreements shall have been terminated.

2.9     Loan Types.

The Revolving Loan and each Term Loan, or (in the case of LIBOR Advances, subject to the provisions of this Agreement regarding the amount and availability of LIBOR Advances) any portion thereof, shall consist of either LIBOR Advances, as duly requested by Borrower Representative pursuant to this Agreement, or Index Rate Advances. In addition, at any time (other than after the occurrence and during the continuance of a Default or an Event of Default, except to the extent that Agent in its discretion determines to continue making any LIBOR Advances available to Borrowers) Borrower Representative may request the conversion of any portion of the Revolving Loan or any Term Loan from one Type to another pursuant to this Agreement or the continuation of a LIBOR Advance from one Interest Period to another Interest Period; provided, however, that conversions of all or any portion, and continuations, of a LIBOR Advance may be made only as of the last date of the Interest Period applicable thereto; provided, further, that such conversion or continuation would not violate any other provisions of this Agreement. LIBOR Advances, continuations of LIBOR Advances, and any conversions to LIBOR Advances shall be in a minimum aggregate principal amount of $100,000 and in integral multiples of $50,000 in excess thereof (or such other amount as Agent may agree in its discretion). In the absence of a request for a LIBOR Advance complying with the terms and conditions of LIBOR Advances under this Agreement, each request for an Advance shall be deemed to be a request for an Index Rate Advance.

2.10     Notices re LIBOR Advances, Etc.

The making of any LIBOR Advance, the continuation of any LIBOR Advance or the conversion of any portion of the Revolving Loan or any Term Loan from one Type to another may be made upon irrevocable (except in the case of a determination by Agent that LIBOR Advances are unavailable due to illegality or increased costs) written notice in the form of Exhibit 2.10 (or in the case of the making of a LIBOR Advance, Exhibit 3.1) given to Agent by Borrower Representative no later than 12:00 p.m. (Cincinnati time) three (3) Business Days prior to the commencement of the Interest Period specified in such notice. In each such notice, Borrower Representative shall specify, as to conversions, the Designated Portion relating thereto, as to new LIBOR Advances, the requested principal amount thereof, and in any case the applicable Interest Period and the first day of the Interest Period, which shall be a Business Day. In the event that Index Rate Advances are to be converted to LIBOR Advances, such conversion shall be automatic on the date specified by Borrower Representative. LIBOR Advances shall automatically convert to Index Rate Advances at the end of the applicable Interest Period unless Borrower Representative gives the requisite notice in accordance with the procedures set forth above to continue the same as LIBOR Advances. Borrower Representative shall not be entitled to elect any Interest Period with respect to a LIBOR Advance if the provisions of this Agreement would require Borrowers to repay or prepay any portion of such LIBOR Advance prior to the end of such Interest Period.

2.11     Determination of Interest Period.

By giving notice to Agent as set forth in Section 2.10 above with respect to a borrowing of a LIBOR Advance, or with respect to a conversion into or continuation of a LIBOR Advance, Borrower Representative shall, subject to the other provisions of this Section 2, specify the applicable Interest Period. The determination of the Interest Period shall be subject to the following provisions: (a) the initial Interest Period for any LIBOR Advance shall commence on the date of such LIBOR Advance which shall be a Business Day and each Interest Period (if any) occurring thereafter for such LIBOR Advance shall commence on the day on which the next preceding Interest Period for such LIBOR Advance expires; (b) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any such Interest Period would otherwise expire on a day which is after the last Business Day of the last month of such Interest Period, such Interest Period shall expire on the next preceding Business Day; (c) there shall be no more than five (5) Interest Periods in the aggregate in effect at any one time; and (d) no Interest Period may be selected which extends beyond the Term.

2.12     Additional Costs, Etc. With Respect to LIBOR Advances.

(a) If, in the reasonable determination of Agent or any Lender, any applicable "law" (which expression, as used in this Section 2, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to Agent, any Lender or any Lending Affiliate by any central bank or other fiscal, monetary, or other authority (whether or not having the force of law)) adopted, becoming effective, or any change in the interpretation or administration thereof, or compliance by Agent, any Lender or any Lending Affiliate therewith, in each case after the date hereof, shall in the case of LIBOR Advances:

(i) subject Agent, any Lender or any Lending Affiliate to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to LIBOR Advances (other than taxes imposed on or measured by the overall net income of Agent, such Lender or such Lending Affiliate), or

(ii) change the taxation of payments to Agent or any Lender of principal or interest on or any other amount relating to any LIBOR Advances (other than taxes imposed on or measured by the overall net income or capital of Agent or any Lender and doing business and franchise taxes), or

(iii) impose or increase or render applicable any special deposit, assessment, insurance charge, reserve or liquidity or other similar requirement (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by Agent, any Lender or any Lending Affiliate, or

(iv) impose on Agent, any Lender or any Lending Affiliate any other conditions or requirements with respect to LIBOR Advances, and the result of any of the foregoing is:

(x) to increase the cost to Agent or any Lender of making, funding or maintaining its LIBOR Advances, or

(y) to reduce the amount of principal, interest or other amount payable to Agent or any Lender hereunder on account of LIBOR Advances, or

(z) to require Agent or any Lender to make any payment or to forego any interest or other sum payable under this Agreement,

then, and in each such case, Borrowers shall, after demand made by Agent or any Lender at any time and from time to time and as often as the occasion therefor may arise, pay to Agent or such Lender such additional amounts as will be sufficient to compensate Agent or such Lender for such additional cost, reduction, payment or foregone interest or other sum. The foregoing shall not be deemed to apply to any change in the LIBOR Reserve Percentage applied in the calculation of LIBOR.

(b) Agent shall not in any event be responsible to Borrowers in any way if Agent is not able for any reason beyond its control to quote LIBOR with respect to any proposed Interest Period. If, on any proposed date of determination of LIBOR, Agent shall reasonably determine (which determination shall be conclusive and binding on Borrowers) that it is unable to determine the requested LIBOR with respect to any proposed Interest Period, Agent shall promptly notify Borrower Representative of such determination. In such event, any then pending notice requesting the making of a LIBOR Advance, or conversion of any portion of any Loan to a LIBOR Advance, shall be deemed and shall constitute a request for the making of an Index Rate Advance or the conversion of such portion of such Loan to an Index Rate Advance, as the case may be.

(c) If Agent or any Lender determines that either maintenance of a LIBOR Advance would violate any applicable law, or that deposits of a type and maturity appropriate to match fund any LIBOR Advance do not accurately reflect the cost of making or maintaining such a LIBOR Advance, then Agent or such Lender shall suspend the availability of proposed LIBOR Advances for the affected Interest Period so long as any such condition exists, and all affected LIBOR Advances outstanding shall be immediately repaid by Borrowers upon notice to Borrower Representative from Agent to do so; provided, however, that if otherwise permitted under this Agreement, Borrowers may reborrow, as an Index Rate Advance, an amount equal to the principal amount of all such affected LIBOR Advances so repaid.

2.13     Indemnification for Losses.

Without limiting any of the other provisions of this Agreement, Borrowers shall, on demand by Agent, at any time and from time to time and as often as the occasion therefor may arise, jointly and severally, indemnify Agent and each Lender against any losses, costs or expenses which Agent or any Lender may at any time or from time to time sustain or incur with respect to LIBOR Advances as a consequence of: (a) the failure by any Borrower to borrow any LIBOR Advance on the date of borrowing designated by Borrower Representative or (b) the failure by Borrowers to pay, punctually on the due date thereof, any amount payable by Borrowers under this Agreement, or (c) the accelerated payment of any or all of the Liabilities, or (d) any voluntary repayment or prepayment of any principal of any LIBOR Advance, or the conversion of such LIBOR Advance, on a date other than the last day of the Interest Period relating to the principal so repaid or prepaid or so converted. Such losses, costs or expenses will include, but will not be limited to, the reimbursement for any loss (including lost profits), expense or cost in liquidating or employing deposits acquired to fund any affected LIBOR Advance. For purposes of calculating amounts payable to Agent or any Lender under this section, Agent and Lenders shall be deemed to have actually funded its relevant LIBOR Advance through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Advance and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that Agent and each Lender may fund each of its LIBOR Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this section.

2.14     Payments to be Free of Deductions.

(a) All payments by Borrowers on the Liabilities (including LIBOR Advances) shall be made without set-off or counterclaim, and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein (unless any Borrower is required by law to make such deduction or withholding), excluding, in the case of Agent and each Lender, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Person is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions in respect of payments on the Liabilities being hereinafter referred to as "Taxes"). If any such obligation is imposed upon any Borrower with respect to any amount payable by it hereunder, Borrowers shall pay to Agent for their benefit and the benefits of the Lenders on the date on which such amount becomes due and payable hereunder and in United States Dollars, such additional amount as shall be necessary to enable Agent and each Lender to receive the same net amount which it would have received on such due date had no such obligation been imposed upon Borrowers. If any Borrower shall be required by law to make such deduction or withholding it will deliver to Agent or such Lender, as applicable, tax receipts or other appropriate evidence of payment. In addition, Borrowers shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by any Borrower on the Liabilities or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Financing Agreements (hereinafter referred to as "Other Taxes"). Borrowers shall, after demand by Agent or any Lender, jointly and severally indemnify such Person for and hold such Person harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14, imposed on or paid by Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.

(b) Each Lender, and/or transferee that is organized under the laws of a jurisdiction outside the United States (a "Non-U.S. Lender") agrees that it shall, no later than the date hereof (or, in the case of a Lender which becomes a party hereto after the date hereof, promptly after the date upon which such Lender becomes a party hereto) deliver to Borrower Representative two properly completed and duly executed copies of whichever of the following forms is applicable: (i) Internal Revenue Service Form W-8BEN, certifying that such Non-U.S. Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces to zero the rate of withholding on payments of interest; (ii) Internal Revenue Service Form W-8ECI; (iii) Internal Revenue Service Form W-8IMY (including all appropriate attachments); (iv) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate to the effect that such Non-U.S. Lender is not (1) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (2) a "10 percent shareholder" of Borrower Representative within the meaning of Section 881(c)(3)(B) of the Code, or (3) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN; or (v) any other form or certificate required by any taxing authority (including any certificate required by Section 871(h) of the Code), certifying that such Non-U.S. Lender is entitled to an exemption from tax on payments pursuant to this Agreement or any other Financing Agreement, and such Non-U.S. Lender agrees that it shall promptly notify Borrower Representative in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). Notwithstanding any other provision of this Section 2.14, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.14 that such Non-U.S. Lender is not legally able to deliver.

(c) Borrowers shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Agreement to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or in the case of a transferee on the date such Person became a transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any transferee, or any Lender through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to transferee, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions in paragraph (d) above.

2.15     Capital Adequacy.

If, after the date hereof, either (a) the introduction of or any change in or in the interpretation of any law or (b) compliance by Agent, any Lender or any of their respective Affiliates with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), (i) affects or would affect the amount of capital required or expected to be maintained by Agent, any Lender or any of their respective Affiliates, and Agent or such Lender reasonably determines that the amount of such capital is increased by or based upon the existence of LIBOR Advances then, upon demand by Agent or such Lender, Borrowers shall immediately pay to Agent, from time to time as specified by Agent or such Lender, additional amounts sufficient to compensate Agent or such Lender in light of such circumstances, to the extent that Agent or such Lender reasonably determines such increase in capital to be allocable to the existence of LIBOR Advances or (ii) has or would have the effect of reducing the rate of return on the capital or assets of Agent or such Lender or any Person controlling Agent or such Lender as a consequence of, as determined by Agent or such Lender in its discretion, the existence of Agent's or such Lender's commitments or obligations under this Agreement or any of the other Financing Agreements, then, upon demand by Agent or such Lender, Borrowers shall immediately pay to Agent, from time to time as specified by Agent or such Lender, additional amounts sufficient to compensate Agent or such Lender in light of such circumstances.

2.16     Certificate.

A certificate signed by an officer of Agent or any Lender, setting forth any additional amount required to be paid by Borrowers to Agent or such Lender under any provision of Sections 2.12 through 2.15 and the computations made by Agent or such Lender to determine such additional amount, shall be submitted by Agent or such Lender to Borrowers in connection with each demand made at any time by Agent or such Lender upon Borrowers under any of such provisions. Such certificate, in the absence of demonstrable error, shall be conclusive as to the additional amount owed.

2.17     Mitigation of Circumstances; Replacement of Lenders.

(a) Each Lender shall promptly notify Borrower Representative and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Section 2.12, 2.14 or 2.15 or (ii) the occurrence of any circumstances described in Section 2.12, 2.14 or 2.15 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower Representative and Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation would not, in such Lender's sole judgment, be otherwise disadvantageous to such Lender.

(b) If (i) Borrowers become obligated to pay additional amounts to any

Lender pursuant to Section 2.12, 2.14 or 2.15, or any Lender gives notice of the occurrence of any circumstances described in Section 2.12, 2.14 or 2.15, (ii) any Lender does not consent to any matter requiring its consent under Section 11.1 or 11.3 when the Required Lenders have otherwise consented to such matter or (iii) any Lender is a Defaulting Lender and the circumstances causing such status have not been cured or waived, then Borrower Representative may within 90 days thereafter designate another Person engaged primarily in the business of making loans which is acceptable to Agent in its reasonable discretion (such other Person being called a "Replacement Lender") to purchase the Loans of such Lender and such Lender's rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, all in compliance with Section 11.7. Upon such purchase and assumption (pursuant to an Assignment and Acceptance), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

2.18     Additional Provisions Regarding Letters of Credit.

(a) Whenever a Borrower desires the issuance of a Letter of Credit, Borrower Representative shall deliver to (i) Agent a written notice no later than 10:00 a.m. (Cincinnati time) at least five (5) Business Days (or such shorter period as may be agreed to by Agent) in advance of the proposed date of issuance of a letter of credit request substantially in a form reasonably required by Agent (an "LC Request"), and (ii) to the LC Issuer, such Person's standard form of application for a Letter of Credit (each, an "LC Application"). The transmittal by Borrower Representative of each LC Request shall be deemed to be a representation and warranty by Borrower that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of Section 2.3, this Section 2.18, Section 3, and the other provisions of this Agreement. Prior to the date of issuance of each Letter of Credit, Borrower Representative shall provide to Agent a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the LC Issuer to make payment under such Letter of Credit. Agent, in its reasonable judgment, may require changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented. Each Lender hereby agrees that, to the extent that it acts as an LC Issuer in respect of a Letter of Credit hereunder, in the event of a conflict between the applicable LC Application and the terms of this Agreement, the terms of this Agreement shall govern and control.

(b) Upon any request for a drawing under any Letter of Credit by the beneficiary thereof, Borrower Representative shall be deemed to have given a Borrowing Notice to Agent and Lenders for an Index Rate Advance under the Revolving Loan on the date on which such drawing is honored in an amount equal to the amount of such drawing and, without regard to satisfaction of the applicable conditions specified in Section 3 and the other terms and conditions of Loans and Advances contained in this Agreement, Agent may in its discretion, on the date of such drawing, make an Advance under the Revolving Loan comprised of an Index Rate Advance in the amount of such drawing, the proceeds of which shall be applied directly by Agent to reimburse the LC Issuer for the amount of such drawing or payment. Agent shall promptly notify Lenders of any such deemed request and each Lender with a Revolving Commitment hereby agrees to make available to Agent not later than 11:00 a.m. (Cincinnati time) on the Business Day following such notification from Agent such Lender's Pro Rata Share of such Revolving Loan. Each Lender with a Revolving Commitment hereby absolutely and unconditionally agrees to fund such Lender's Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including (without limitation) (i) the occurrence and continuance of a Event of Default, (ii) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan outstandings exceed or will exceed the Revolving Commitment and/or (iii) the non-satisfaction of any conditions set forth in Section 3. In any event, Borrowers shall reimburse Agent, on the Business Day of such drawing if notified prior to 10:00 a.m. (Cincinnati time) or, if after, on the next Business Day, in an amount in same day funds equal to the amount of such drawing, plus accrued interest on such amount after the date Borrowers are so required to reimburse at the interest rate applicable to Index Rate Advances under the Revolving Loan.

(c) As between Borrowers and Agent, Borrowers assume all risks of the acts and omissions of the LC Issuer or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Agent shall not be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the LC Issuer or Agent, provided that the foregoing shall not release the LC Issuer for any liability for its gross negligence or willful misconduct. Any action taken or omitted to be taken by Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of Agent, shall not create any liability of Agent to Borrowers.

(d) The obligation of Borrowers to reimburse Agent for drawings honored under the Letters of Credit and other LC Liabilities shall be joint and several and unconditional and irrevocable and shall be paid on demand by Borrowers, strictly in accordance with the terms of this Agreement under all circumstances, including: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any LC Agreement or any other agreement or instrument relating thereto; (ii) the existence of any claim, set-off, defense or other right which Borrowers or any Affiliate of Borrowers may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), Agent or any other Person, whether in connection with this Agreement, the other Financing Agreements, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Financing Agreements; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that an Event of Default shall have occurred and be continuing. Borrowers shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent for any amounts paid by Agent or its Affiliates with respect to each LC Agreement, including all amounts paid by Agent upon any draw with respect to a Letter of Credit, any guaranty or reimbursement obligation paid by Agent to any Person upon any draw upon a Letter of Credit and all fees, costs and expenses paid by Agent to any LC Issuer. Anything contained herein to the contrary notwithstanding, Borrowers shall not be precluded from asserting any claim for direct damages suffered by Borrowers to the extent such damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the Agent's bad faith, gross negligence or willful misconduct in (i) determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) failing to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.

(e) Agent and its Affiliates shall be authorized to execute, deliver and perform on behalf of Borrowers such LC Agreements, LC Applications, shipping indemnities, letter of credit modifications and consents and other undertakings for the benefit of the LC Issuer as may be reasonably necessary or appropriate in connection with the issuance or modification of Letters of Credit requested by Borrower Representative hereunder. Borrowers’ unconditional obligations to Agent hereunder as to LC Obligations shall not be modified or diminished for any reason or in any manner whatsoever, except as otherwise provided herein. Borrowers agree that any charges made to Agent or its Affiliates for the account of Borrowers by any LC Issuer shall be conclusive as between such Persons and Borrowers absent demonstrable error and may be charged to the Loan Account. All obligations under this Section 2.18 shall survive termination of this Agreement.

2.19 Borrower Representative.

Each Borrower hereby designates, appoints and authorizes Multiband as its representative and agent on its behalf (“Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of LIBOR Rate Borrowing/Continuation/Conversion and LC Requests, delivering certificates including Compliance Certificates, Borrowing Base Certificates and Excess Cash Flow Certificates (and giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Financing Agreements and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Financing Agreements. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Financing Agreement from Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.20 Joint and Several Liability of Borrowers.

Each Borrower shall be jointly and severally liable hereunder with respect to all Loans, Advances and all other obligations hereunder and under each of the other Financing Agreements, regardless of which Borrower actually receives the proceeds of the Loans or Advances or the benefit of any other extensions of credit hereunder, or the manner in which Borrowers, Agent or Lenders account therefor in their respective books and records.

3          CONDITIONS OF ADVANCES.

Notwithstanding any other provisions contained in this Agreement, the making of any Loan or Advance and the issuance of any Letter of Credit, including the continuation of any LIBOR Advance from one Interest Period to another or conversion of an Index Rate Advance into a LIBOR Advance, shall be conditioned upon the following:

3.1     Borrower Representative’s Written Request - Revolving Loan and Letters of Credit.

(a) As to any LIBOR Advance (including the continuation of any LIBOR Advance and the conversion of an Index Rate Advance to a LIBOR Advance), Agent shall have received written notice of the type required by Section 2.10 prior to the time specified in Section 2.10, (b) as to any Index Rate Advance, Agent shall have received by 12:00 p.m. (Cincinnati time) on the date such Advance is to be made a written request (or telephonic request promptly confirmed in writing) from Borrower Representative for such an Advance specifying the principal amount thereof, and (c) with respect to a request by Borrower Representative for a Letter of Credit to be issued hereunder, Agent shall have received the notices and agreements set forth in Section 2.18(a) on or before the time specified in such Section 2.18(a), together with a written request in a specific amount. In addition, prior to making any Advance or Loan or issuing any Letter of Credit, Agent shall have received copies of all documents required to have been delivered to Agent pursuant to this Agreement. Advances under the Revolving Loan may be made upon irrevocable written notice in the form of Exhibit 3.1 given to Agent by Borrower Representative for Index Rate Advances no later than 12:00 p.m. (Cincinnati time) on the date such Advance is to be made, and for LIBOR Advances, no later than 12:00 p.m. (Cincinnati time) three (3) Business Days prior to the commencement of the Interest Period specified therein. Agent shall give prompt telephonic or facsimile notice to the Lenders of any notice from Borrower received pursuant to this Section.

3.2     Financial Condition.

No change in the consolidated financial condition or operations of Borrower Representative shall have occurred at any time or times subsequent to December 31, 2011 which has a Material Adverse Effect, as determined by Agent in its reasonable discretion.

3.3     No Event of Default.

There shall not have occurred any Event of Default which is then continuing, nor shall any Event of Default occur after giving effect to the Advance, Loan or Letter of Credit, as the case may be.

3.4     Representations and Warranties True and Correct.

The representations and warranties of Borrowers contained in this Agreement shall be true and correct in all material respects on and as of the date of (each, a "Credit Extension") (a) any Advance or Loan, (b) each notice given pursuant to Section 2.10, or (c) the issuance of any Letter of Credit, as the case may be, as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

3.5     Conditions to Effectiveness of the Agreement.

Prior to the effectiveness of this Agreement, each of the conditions precedent set forth on annexed Exhibit 3.5 shall have been satisfied.

3.6     Regulatory Information.

Agent shall have received all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act, as Agent shall have reasonably requested.

3.7     Other Requirements.

Agent shall have received, in form and substance reasonably satisfactory to Agent and Lenders, all certificates, orders, authorities, consents, affidavits, applications, schedules, opinions, instruments, security agreements, financing statements, mortgages and other documents which are provided for hereunder or under the Financing Agreements, or which Agent may at any time reasonably request.

Each request by Borrower Representative for a Credit Extension shall be deemed to be a representation and warranty that the conditions set forth in Sections 3.2, 3.3 and 3.4 have been satisfied on and as of the date of such Credit Extension. Agent shall be entitled to rely and act upon any notices (including telephonic requests for a Credit Extension) purportedly given by or on behalf of Borrower Representative, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers shall, jointly and severally, indemnify Agent from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrowers. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

4          REPRESENTATIONS AND WARRANTIES, ETC.

Each Borrower represents and warrants on a joint and several basis that as of the date of the execution of this Agreement, and continuing so long as any of Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect as follows:

4.1     Existence and Power.

Borrower Representative and each of the Subsidiaries of Borrower Representative: (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable; (b) has the corporate, limited liability company or limited partnership power, as applicable, and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business, and (ii) execute, deliver, and perform its obligations under, the Financing Agreements to which it is a party; (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clauses (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.2     Authorization; No Contravention.

(a) The execution, delivery and performance by Borrower Representative of this Agreement and the Subsidiaries of Borrower Representative of any other Financing Agreement to which such Person is party, have been duly authorized by all necessary action, and do not: (i) contravene the terms of any of such Person's Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or (iii) violate any Requirement of Law.

(b) Schedule 4.2 sets forth the authorized Equity Interests of Borrower Representative and Borrower Representative’s Subsidiaries as of the Closing Date. All issued and outstanding Equity Interests of Borrower Representative and the Subsidiaries of Borrower Representative are duly authorized and validly issued and fully paid, and where applicable, non-assessable, and, with respect to the Equity Interests of the Subsidiaries of Borrower Representative, free and clear of all Liens other than those in favor of Agent on behalf of itself and Lenders, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth on Schedule 4.2, as of the Closing Date, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Equity Interests of any such Person.

4.3     Governmental Authorization.

No approval, consent, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower Representative or any of the Subsidiaries of Borrower Representative of this Agreement, any other Financing Agreement except (a) for recordings and filings in connection with the Liens granted to Agent on behalf of itself and Lenders under the Collateral Documents, and (b) those obtained or made on or prior to the Closing Date. Borrower Representative, and each of its Subsidiaries is in compliance with all laws, orders, regulations and ordinances of all Governmental Authorities relating to its business, operations and assets, except for laws, orders, regulations and ordinances the violation of which could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.4     Binding Effect.

This Agreement and each other Financing Agreement to which Borrower Representative or any Subsidiaries of Borrower Representative is a party constitute the legal, valid and binding obligations of Borrower Representative and each Subsidiary of Borrower Representative which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

4.5     Litigation.

Except as specifically disclosed in Schedule 4.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Borrowers, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against Borrower Representative, any Subsidiaries of Borrower Representative or any of their respective Properties which: (a) purport to affect or pertain to this Agreement, any other Financing Agreement, or any of the transactions contemplated hereby; or (b) if adversely determined, could reasonably be expected to result in equitable relief or monetary judgments against Borrower Representative or any Subsidiaries, individually or in the aggregate, in excess of $250,000 (excluding for purposes of this clause (b) any actions, suits, proceedings, claims or disputes that do not have any reasonable likelihood of resulting in liability against Borrower Representative or any Subsidiaries). No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Financing Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

4.6     No Event of Default.

No Event of Default exists or would result from the incurring of any Liabilities by any Borrower or the grant or perfection of Agent's Liens on the Collateral. None of Borrower Representative or any Subsidiaries of Borrower Representative is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect. Borrowers do not know of any dispute regarding any Contractual Obligation which could have a Material Adverse Effect.

4.7     ERISA Compliance.

Schedule 4.7 lists all Plans. Except as disclosed on Schedule 4.7, neither Borrower Representative nor any ERISA Affiliate participates or has participated in, or has any liability, including contingent liability, to, any Plan or Multiemployer Plan. Except as disclosed on Schedule 4.7, Borrower Representative and each ERISA Affiliate is in compliance in all material respects with all requirements of each Plan, and each Plan complies in all material respects, and is operated in compliance in all material respects, with all applicable provisions of law. Borrowers are not aware, after due inquiry, of any item of non-compliance which could potentially result in the loss of Qualified Plan tax-qualification or tax-exempt status, or give rise to a material excise tax or other penalty imposed by a Governmental Authority. No material proceeding, claim, lawsuit and/or investigation is pending concerning any Plan. All required contributions have been and will be made in accordance with the provisions of each Plan and, if applicable, each Multiemployer Plan, and with respect to Borrower Representative or any ERISA Affiliate, there are, and have been, no material Withdrawal Liabilities. No ERISA Event has occurred or is expected to occur with respect to any Plan or, if applicable and to Borrowers’ knowledge, any Multiemployer Plan. Borrower Representative and all ERISA Affiliates currently comply and have complied in all material respects with the notice and continuation health coverage requirements of Section 4980B of the Code and applicable state law. No liability to the PBGC has been incurred, or is expected to be incurred, by Borrower Representative or any ERISA Affiliate with respect to any Title IV Plan. PBGC has not instituted any proceedings, and there exists no event or condition which would constitute grounds for institution of proceedings by PBGC, to terminate any Title IV Plan under Section 4042 of ERISA. As to each Title IV Plan, as of the date hereof, there is no Unfunded Benefit Liability as determined by such Plan's independent actuaries.

4.8     Use of Proceeds; Margin Regulations.

The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.11, and are intended to be and shall be used in compliance with this Agreement. None of Borrower Representative or any Subsidiaries of Borrower Representative is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.

4.9     Title to Properties.

Borrower Representative and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary for, or used in the ordinary conduct of, their respective businesses, subject only to Permitted Liens. No Property of Borrower Representative and its Subsidiaries is subject to any Liens, other than Permitted Liens.

4.10     Taxes.

Borrower Representative and each of the Subsidiaries of Borrower Representative have filed all Federal and all material state or local tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower Representative or any of the Subsidiaries of Borrower Representative which could, if the assessment was made, have a Material Adverse Effect.

4.11     Financial Condition.

Each of the financial statements with respect to Borrower Representative and its Subsidiaries delivered by Borrowers to Agent pursuant to this Agreement (x) were prepared in conformity with GAAP applied on a basis consistent with prior years, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and (y) present fairly in all material respects the financial condition of Borrower Representative and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. Since December 31, 2011, there has been no Material Adverse Effect. Borrower Representative and the Subsidiaries of Borrower Representative have no Indebtedness other than Indebtedness permitted pursuant to Section 6.2 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 6.8.

4.12     Environmental Matters.

Except as described on Schedule 4.12, the operations of Borrower Representative and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. Except as described on Schedule 4.12, Borrower Representative and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective Ordinary Course of Business, all such Environmental Permits are in good standing, and Borrower Representative and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain, to maintain in good standing, or to be in compliance with such Environmental Permits could not reasonably be expected to result in material liability to Borrower Representative or any of its Subsidiaries and could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. None of Borrower Representative, any of its Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material. Except as described on Schedule 4.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property owned, leased or operated by Borrower Representative or any of its Subsidiaries, or, to Borrowers’ knowledge, arising from operations thereon prior to the Closing Date, that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. In addition, except as described on Schedule 4.12, neither Borrower Representative nor any of its Subsidiaries has any underground storage tanks that are (a) not properly registered or permitted under applicable Environmental Laws or (b) to Borrowers’ knowledge, leaking or releasing Hazardous Materials from any such storage tank into the surrounding environment.

4.13     Collateral Documents.

All representations and warranties of Borrower Representative, any of the Subsidiaries of Borrower Representative or any other party (other than Agent) to any Collateral Document, contained in any Collateral Document are true and correct in all material respects (except to the extent such representations and warranties expressly refer to a specific date, in which case they shall be true and correct in all material respects as of such date).

4.14     Regulated Entities.

None of Borrower Representative, any Person controlling Borrower Representative, or any Subsidiary of Borrower Representative, is (a) an "investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

4.15     Labor Relations.

There are no strikes, lockouts or other general labor disputes against Borrower Representative or any of its Subsidiaries, or, to Borrowers’ knowledge, threatened against or affecting Borrower Representative or any of its Subsidiaries, in any case which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and no significant unfair labor practice complaint is pending against Borrower Representative or any of its Subsidiaries or, to the knowledge of Borrowers, threatened against any of them before any Governmental Authority in any case which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Borrower Representative and its Subsidiaries have at all times operated their businesses in compliance in all material respects with all applicable provisions of the Federal Fair Labor Standards Act, as amended.

4.16     Copyrights, Patents, Trademarks and Licenses, Etc.

Schedule 4.16 identifies all United States and foreign patents, trademarks, service marks, trade names and copyrights, and all registrations and applications for registration thereof and all licenses thereof, owned or held by Borrower Representative or any of Borrowers Representative’s Subsidiaries on the Closing Date, and identifies the jurisdictions in which such registrations and applications have been filed. Except as otherwise disclosed in Schedule 4.16, Borrower Representative and Borrower Representative’s Subsidiaries are the sole beneficial owners of, or have the right to use, free from any Lien or other restrictions, claims, rights, encumbrances or burdens, the intellectual property identified on Schedule 4.16 and all other processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and all other intellectual property that are necessary for the operation of Borrower Representative’s and its Subsidiaries' businesses as being operated on the Closing Date. Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 4.16 is in full force and effect except to the extent the failure to be in effect will not and could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.16, to the knowledge of Borrowers, (a) none of the present or contemplated products or operations of Borrower Representative or its Subsidiaries infringes any patent, trademark, service mark, trade name, copyright, license of intellectual property or other right owned by any other Person, and (b) there is no pending or, to the knowledge of Borrowers, threatened claim or litigation against or affecting Borrower Representative or any of its Subsidiaries contesting the right of any of them to manufacture, process, sell or use any such product or to engage in any such operation except for claims and/or litigation which will not and could not reasonably be expected to have a Material Adverse Effect. None of the trademark registrations set forth on Schedule 4.16 is an "intent-to-use" registration.

4.17     Brokers' Fees; Transaction Fees.

Except as set forth on Schedule 4.17, none of Borrower Representative or any of Borrower Representative’s Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee or other fee in connection with the transactions contemplated hereby.

4.18     Insurance.

Borrower Representative and its Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower Representative, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where Borrower Representative or such Subsidiary operates. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, has been provided to Agent.

4.19     Full Disclosure.

None of the representations or warranties made by Borrower Representative or any of its Subsidiaries in the Financing Agreements as of the date such representations and warranties were made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of Borrower or any of the Subsidiaries of Borrower Representative in connection with the Financing Agreements (including the offering and disclosure materials, if any, delivered by or on behalf of Borrower Representative to Agent or any Lender prior to the Closing Date) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered in light of the circumstances at the time made; provided, that with respect to any projections delivered to Agent and the Lenders, Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be fair and reasonable at the time in light of current market conditions and that such projections are not to be viewed as facts, and that the actual results during such period or periods covered by any such projections may differ significantly from projected results.

4.20     Anti-Terrorism Laws.

(a) Neither Borrower Representative nor, to Borrowers’ knowledge, any of Borrower Representative’s Affiliates, is in violation of any laws relating to terrorism or money laundering ("Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, signed into law October 26, 2001 (the "USA Patriot Act").

(b) Neither Borrower Representative nor, to Borrowers’ knowledge, any of Borrower Representative’s Affiliates, or brokers or other agents of such Person acting or benefiting in any capacity in connection with the Loans hereunder, is any of the following:

(i) a Person that it listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

(v) a Person that is named as a "specially designated national and blocked person" on the most current list published by the USA Treasury Department Office of Foreign Assets Control ("OFAC") at its official website or any replacement website or other replacement official publication of such list.

(c) Neither Borrower Representative nor, to Borrowers’ knowledge, any of Borrower Representative’s Affiliates, or brokers or other agents of such Person acting or benefiting in any capacity in connection with the Loans hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.21     Solvency.

None of the Borrowers (a) is "insolvent" as that term is defined in Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (b) has "unreasonably small capital," as that term is used in Section 548(a)(2)(B)(ii) of the Bankruptcy Code or Section 5 of the UFCA, (c) is engaged or about to engage in a business or a transaction for which its remaining Property is "unreasonably small" in relation to such business or transaction as that term is used in Section 4 of the UFTA, (d) is unable to pay its debts as they mature or become due, within the meaning of Section 548(a)(2)(B)(iii) of the Bankruptcy Code, Section 4 of the UFTA and Section 6 of the UFCA, or (e) does not now own assets having a value both at "fair valuation" and at "present fair salable value" on a going concern basis greater than or equal to the amount required to pay such Person's "debts" as such terms are used in Section 2 of the UFTA and Section 2 of the UFCA. None of the Borrowers shall be rendered insolvent (as such term is defined above) by the execution and delivery of this Agreement or any of the other Financing Agreements or by the transactions contemplated hereunder or thereunder.

4.22     Employees.

Except as set forth on Schedule 4.22, as of the Closing Date, Borrowers are not aware that any executive or key employee of Borrower Representative or any Subsidiary or any group of employees of Borrower Representative or any Subsidiary has any plans to terminate employment with Borrower Representative or any of Subsidiary. As of the Closing Date, each of Borrower Representative and any Subsidiary has complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes). Except as set forth on Schedule 4.22, as of the Closing Date, neither Borrower Representative nor any Subsidiary or, to the best of each Borrower’s knowledge, any of their employees, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of Borrower Representative or any Subsidiary.

4.23     DirecTV Agreements.

Each DirecTV Agreement remains in full force and effect as of the Closing Date. True, correct and complete copies of all DirecTV Agreements, as in effect on the Closing Date, have previously been delivered to the Agent.

4.24     Survival.

All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement.

5          AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, on a joint and several basis so long as Agent or any Lender shall have any Revolving Commitment hereunder, or any Loan or other Liability shall remain unpaid or unsatisfied (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), unless Required Lenders waive compliance in writing:

5.1     Financial Statements.

(a) Borrower Representative shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosure and are subject to normal year-end adjustments).

(b) Borrower Representative shall deliver to Agent and each Lender in form and detail reasonably satisfactory to Agent:

(i) as soon as available, but not later than one hundred twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ended December 31, 2012, a copy of the audited consolidated and consolidating balance sheet of Borrower Representative and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if any), and accompanied by (A) the opinion of Ernst & Young or any regionally-recognized independent public accounting firm reasonably acceptable to Agent which report shall state that such consolidated and consolidating financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (B) a schedule of the outstanding Indebtedness for borrowed money of Borrower Representative and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant, beyond an accountant's standard limitation for an audit conducted in accordance with GAAP, of any material portion of the records of Borrower Representative or any of the Subsidiaries of Borrower Representative; and

(ii) as soon as available, but not later than thirty (30) days after the end of each Fiscal Month, a copy of the unaudited consolidated and consolidating balance sheets of Borrower Representative and its Subsidiaries, and the related consolidated and consolidating statements of income, shareholders' equity and cash flows as of the end of such Fiscal Month and for the portion of the Fiscal Year then ended, and setting forth in each case comparisons to Borrower Representative’s most recent projections and to the corresponding periods in the preceding Fiscal Year all certified on behalf of Borrower Representative by an appropriate Responsible Officer of Borrower Representative as being complete and correct and fairly presenting in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower Representative and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure, accompanied by a schedule of the outstanding Indebtedness for borrowed money of Borrower Representative and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(c) Agent and each Lender shall exercise reasonable efforts to keep such information, all information acquired as a result of any inspection conducted in accordance with Section 5.10 hereof, confidential, provided that Agent and each Lender may communicate such information and any other information received pursuant to this Agreement and the other Financing Agreements (i) to any other Person in accordance with the customary practices of commercial lenders relating to routine trade inquiries, (ii) to any regulatory authority having jurisdiction over Agent or any Lender, (iii) to any other Person in connection with Agent's or any Lender's sale of any participations in the Liabilities or assignment of any rights and obligations of Agent or such Lender under this Agreement and the other Financing Agreements, (including to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrowers and the Liabilities is solely for purposes of evaluating an investment in such Securitization, or to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; for the purposes of this clause, "Securitization" means a public or private offering by Agent, any Lender or any of their respective Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Liabilities), (iv) to any other Person in connection with the exercise of Agent's, any Lender's or any Indemnitee's rights hereunder or under any of the other Financing Agreements, (v) to any Person in any litigation in which Agent or any Lender is a party, or (vi) to any Person if Agent or any Lender believes in its discretion that disclosure is necessary or appropriate to comply with any applicable law, rule or regulation or in response to a subpoena, order or other legal process or informal investigative demand, whether issued by a court, judicial or administrative or legislative body or committee or other Governmental Authority. Notwithstanding the foregoing, information shall not be deemed to be confidential to the extent such information (x) is available in the public domain, (y) becomes available in the public domain other than as a result of unauthorized disclosure by Agent or any Lender or (z) is acquired from a Person not known by Agent and each Lender to be in breach of an obligation of confidentiality to Borrowers. Borrowers authorize Agent to discuss the financial condition of Borrowers with Borrowers’ independent certified public accountants and agrees that such discussion or communication shall be without liability to Agent, any Lender or Borrowers’ independent certified public accountants.

5.2     Borrowing Base Certificates; Reporting.

(a) Borrower Representative shall submit to Agent for delivery to each Lender, not later than thirty (30) days after the last day of each calendar month (or more frequently as requested by Agent or provided by Borrower Representative), a Borrowing Base Certificate (the "Borrowing Base Certificate") as of the last Business Day of such calendar month (or such other date as may be requested by Lender in accordance with the foregoing parenthetical), in the form attached hereto as Exhibit 5.2(a) or such other form as Agent may require, which shall be signed by a Responsible Officer or the controller of Borrower Representative, and which shall be accompanied by a written report describing or including, in a form and with such specificity as is satisfactory to Agent:

(i) all Eligible Accounts and Eligible Inventory created or acquired by Borrower Representative and its Subsidiaries subsequent to the immediately preceding Borrowing Base Certificate, together with copies of any other reports or information, in a form and with such specificity as is satisfactory to Agent, concerning Accounts and/or Inventory included, described or referred to in the Borrowing Base Certificate and any other documents in connection therewith requested by Agent, including but only if specifically requested by Agent, copies of all invoices and bills of lading prepared in connection with such Accounts;

(ii) information in connection with (w) any Inventory which has ceased to be Eligible Inventory since the most recent Borrowing Base Certificate, (x) any Account which has ceased to be an Eligible Account since the most recent Borrowing Base Certificate, and (y) any other Account with respect to which any setoff, counterclaim or dispute has been asserted by any Account Debtor or any allegation of delayed performance or nonperformance has been made by any Account Debtor accompanied by a statement of any modification, adjustment or compromise with respect to any such Account which affects the amount due or the time when payment of such Account is to be made;

(iii) information on all amounts collected on Accounts subsequent to the immediately preceding Borrowing Base Certificate;

(iv) a calculation of the Borrowing Base, including, no less than once during each month, information on all credits issued by Borrower Representative and its Subsidiaries and all complaints and claims against any Borrower; and

(v) such additional information as Agent shall reasonably require, including, if requested by Agent, an itemized statement of the amount of raw materials, work in process or finished goods owned by other Persons in Borrower Representative’s or a Subsidiary’s possession.

(b) Borrower Representative shall submit to Agent (and Agent shall deliver to any Lender requesting copies), not later than thirty (30) days after the last day of each calendar month, as of the last Business Day of such month:

(i) an aged trial balance of Accounts of Borrower Representative and its Subsidiaries ("Accounts Trial Balance") prepared in a manner reasonably acceptable to Agent;

(ii) an aged trial balance of accounts payable of Borrower Representative and its Subsidiaries aged by invoice date and prepared in a manner reasonably acceptable to Agent and showing the name of each party to whom a payable is due and the amounts, including an aging thereof, in such form as Agent may reasonably request;

(iii) a report of sales of Borrower Representative and its Subsidiaries for such month and a reconciliation of Accounts of Borrower Representative and its Subsidiaries between the amount shown on books of Borrower Representative and its Subsidiaries and collateral reports of Borrower Representative and its Subsidiaries delivered to Agent;

(iv) the outstanding principal balance of the Liabilities (other than the Term Loan);

(v) at the request of Agent, names, contact names, addresses and phone numbers of Account Debtors of Borrower Representative and its Subsidiaries;

(vi) a statement that there exists no Event of Default, or, if any Event of Default exists, a specific description of the nature and the period of existence thereof and the action Borrowers have taken and propose to take with respect thereto; and

(vii) a statement that no Equipment has been sold, damaged, destroyed, abandoned, become obsolete or has otherwise diminished in value (except for (x) ordinary depreciation and wear and tear and (y) damage to or the destruction or retirement of Equipment with a book value not in excess of $100,000 in the aggregate in any Fiscal Year) since the later of the date of the last Borrowing Base Certificate or the schedule of Equipment most recently delivered to Agent by Borrowers or, if any such events have occurred, describing the same with such specificity as is satisfactory to Agent.

5.3     Certificates; Other Information.

Borrowers shall furnish to Agent and each Lender:

(a) concurrently with the delivery of the financial statements referred to in clause (i) of Section 5.1(b), and concurrently with the delivery of the financial statements referred to in clause (ii) of Section 5.1(b) for any Fiscal Month which is the last month of a Fiscal Quarter, a fully and properly completed Compliance Certificate in the form of Exhibit 5.3(a) (each, a "Compliance Certificate"), certified on behalf of Borrowers by a Responsible Officer of Borrower Representative;

(b) promptly after the same are sent, copies of all financial statements and reports which Borrower Representative sends to the holders of its Equity Interests; and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which Borrower Representative may make to, or file with, the SEC or any successor or similar Governmental Authority;

(c) at the same time such reports or information are provided to the board of directors or similar governing body of Borrower Representative a copy of any financial management reports or similar financial information or report of operations delivered to the board of directors or similar governing body of Borrower Representative, including any agenda and other information or materials distributed to any Borrower's boards for regular board meetings, together with each delivery of financial statements pursuant to Section 5.1(b), a management report, in reasonable detail, signed on behalf of Borrower Representative by a Responsible Officer of Borrower Representative, describing the operations and financial condition of Borrower Representative and its Subsidiaries for the month and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and together with each delivery of financial statements pursuant to Section 5.1(b), a report discussing the reasons for any significant variations from projections for the period covered thereby or the same period in the prior Fiscal Year;

(d) as soon as available and in any event no later than fifteen (15) days prior to the beginning of each Fiscal Year, projections of Borrower Representative’s and its Subsidiaries' consolidated and consolidating financial performance for such Fiscal Year (prepared on a month by month basis);

(e) promptly upon receipt thereof, copies of any reports submitted by Borrower Representative’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of Borrower Representative made by such accountants, including any comment letters submitted by such accountants to management of Borrower Representative in connection with their services;

(f) from time to time, if Agent reasonably determines that obtaining appraisals is necessary in order for Agent to comply with applicable laws or regulations, and at any time if a Default or an Event of Default shall have occurred and be continuing, Agent may, or may require Borrowers to, in any such case at Borrowers’ expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the real or personal Property of Borrower Representative or any of its Subsidiaries;

(g) promptly upon receipt thereof, copies of any notices of any breach of or default under any Subordinated Debt Document and of any other material deliveries under any Subordinated Debt Document;

(h) prompt written notice of (i) the execution or filing with any Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any tax liabilities, assessments or governmental charges or levies by Borrower Representative or any of its Subsidiaries and (ii) any agreement by Borrower Representative or any of its Subsidiaries or request directed to Borrower Representative or any of its Subsidiaries to make any adjustment under Code §481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect (provided, that nothing in this clause (i) shall require Borrower Representative to give written notice or to be otherwise restricted from extending the due date for filing a tax return in the normal course of business and in accordance with applicable laws for the filing of such tax return);

(i) prompt written notice of any information received by Borrower Representative or any of the Subsidiaries of Borrower Representative, whether written or oral, that any material supplier or customer intends to cease, alter or decrease the rate of business done with Borrower Representative or any such Subsidiary, together with a copy of any written notice received from such supplier or customer if it could reasonably be expected to have a Material Adverse Effect;

(j) promptly, such additional business, financial, corporate affairs and other information as Agent may from time to time reasonably request; and

(k) prompt written notice of any information received by Borrower Representative regarding the occurrence of any breach of or default under any DirecTV Agreement, and promptly upon receipt thereof, copies of any written notices of any such breach or default and any other material deliveries under any DirecTV Agreement. In addition, Borrower Representative shall direct DirecTV to provide a copy to Agent of any notice provided to it with respect to any circumstances described in Section 8.1(t)(iii) hereof.

5.4     Notices.

Borrower Representative shall promptly notify Agent of any of the following (and in no event later than three (3) days after a Responsible Officer becoming aware thereof): (a) the occurrence or existence of any Event of Default; (b) any breach or non-performance of, or any default under, any Contractual Obligation of Borrower Representative or any of the Subsidiaries of Borrower Representative, or any violation of, or non-compliance with, any Requirement of Law, which, in either case, could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, Borrower Representative or such Subsidiary of Borrower Representative has taken, is taking or proposes to take in respect thereof; (c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between Borrower Representative or any of its Subsidiaries and any Governmental Authority which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect; (d) the commencement of, or any material adverse development in, any litigation or proceeding affecting Borrower Representative or any Subsidiary of Borrower Representative (i) in which the amount of damages claimed is $100,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Financing Agreement; (e) any of the following if the same could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Borrower Representative or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real Property adjoining the Property of Borrower Representative or any Subsidiary that could reasonably be anticipated to cause Borrower Representative’s or any of its Subsidiaries' Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws; (f) any of the following if the same could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to Borrower Representative or any member of its Controlled Group with respect to such event: (i) an ERISA Event; (ii) the adoption of any new, or the commencement of contributions to, any Title IV Plan by Borrower Representative or any ERISA Affiliate; (iii) the adoption of any amendment to a Title IV Plan, if such amendment results in a material increase in benefits or unfunded liabilities; or (iv) the commencement of contributions by Borrower Representative or any ERISA Affiliate to any Title IV Plan; (g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of Borrower Representative delivered to Agent or any Lender pursuant to this Agreement; (h) any material change in accounting policies or financial reporting practices by Borrower Representative or any of its Subsidiaries; (i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving Borrower Representative or any of its Subsidiaries if the same could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (j) the creation, establishment or acquisition of any Subsidiary. Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of Borrower Representative on behalf of Borrowers setting forth details of the occurrence referred to therein, and stating what action Borrower Representative proposes to take with respect thereto and at what time. Each notice of a Default or of an Event of Default shall describe with particularity any and all clauses or provisions of this Agreement or other Financing Agreement that have been breached or violated.

5.5     Preservation of Existence, Etc.

Borrower Representative shall, and shall cause each of its Subsidiaries to: (a) preserve and maintain in full force and effect its corporate, partnership, limited liability company or other existence and good standing under the laws of its state or jurisdiction of incorporation or formation; (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business and except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and (d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 5.5 shall not operate to prevent (i) the merger of a Subsidiary of Borrower Representative with and into Borrower Representative so long as Borrower Representative is the surviving entity in such merger or (ii) the merger of any Subsidiary with and into a domestic wholly-owned Subsidiary.

5.6     Maintenance of Property.

Borrower Representative shall maintain and preserve, and shall cause each of its Subsidiaries to maintain and preserve, all its Property which is used or useful in its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and renewals and replacements thereof.

5.7     Borrower Representative’s Property Insurance and Business Interruption Insurance.

Borrower Representative shall maintain, and Borrower Representative shall cause each of its Subsidiaries to maintain, at its expense, such public liability and third party property damage insurance with financially sound and reputable insurers in such amounts and with such deductibles as is acceptable to Agent in its discretion. Borrower Representative shall maintain, and Borrower Representative shall cause each of its Subsidiaries to maintain, at Borrower Representative’s expense, business interruption insurance (in amounts reasonably satisfactory to Agent) and keep and maintain its Property insured against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses, in an amount at least equal to the greater of the full insurable value of all such Property or the amount which is necessary to avoid the application of co-insurance provisions. All such policies of insurance shall be in form and substance reasonably satisfactory to Agent and Borrower Representative shall not, and Borrower Representative shall not permit any of its Subsidiaries to, amend or otherwise change any such policies in any way which may adversely affect Agent without the prior written consent of Agent. Borrower Representative shall deliver to Agent the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. Such policies of property insurance shall contain an endorsement, in substantially the form of Exhibit 5.7 hereto or such other form as agreed to by Agent, showing all loss payable to Agent, for the benefit of Agent and each Lender, as provided below in this Section 5.7 and such policies of liability insurance shall name Agent as an additional insured, for the benefit of Agent and each Lender. Borrowers hereby direct all insurers under such policies of insurance to pay all proceeds of insurance policies directly to Agent. Borrowers irrevocably make, constitute and appoint Agent (and all officers, employees or agents designated by Agent) as Borrowers’ true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance endorsing the name of any Borrower on any check, draft, instrument or other item of payment pertaining to the Collateral received by such Borrower or Agent pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance as they relate to the Collateral. Without limiting the foregoing, Borrowers will (a) keep all of their physical Property insured with casualty or physical hazard insurance on an "all risks" basis, with broad form flood coverage (if any real property owned or leased by any Borrower is located in a special flood hazard area) and electronic data processing coverage, with a full replacement cost endorsement and an "agreed amount" clause in an amount equal to 100% of the full replacement cost of such property, (b) maintain all such workers' compensation or similar insurance as may be required by law, (c) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the Properties of Borrowers, and (d) maintain product liability insurance. All policies of insurance shall provide for at least 30 days prior written cancellation notice to Agent. Borrowers shall furnish Agent with certificates of insurance and policies evidencing compliance with this Section 5.7. Borrowers shall provide Agent with prompt written notice of any change, amendment or modification to any insurance policy. If the proceeds of insurance insuring any Collateral with respect to any claim exceed $250,000, Agent is authorized to collect such proceeds and apply such proceeds in a manner consistent with Section 2.3(e).

Unless Borrower Representative and its Subsidiaries provide Agent with evidence of the insurance coverage required by this Agreement, or if Borrower Representative or any Subsidiary, at any time or times hereafter, shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Agent, without waiving or releasing any obligation or default by Borrowers hereunder, may at any time or times thereafter (but shall be under no obligation to do so) purchase and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems advisable. This insurance may, but need not, protect the interests of Borrowers. The coverage that Agent purchases may not pay any claim that Borrowers or their Subsidiaries or Agent may make or any claim that is made against Borrowers or any Subsidiary in connection with the Collateral. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance, on a joint and several basis, including interest and any other charges that may be imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Liabilities. The costs of the insurance may be more than the cost of insurance that Borrower Representative or any Subsidiary may be able to obtain on its own.

5.8     Payment of Liabilities.

Borrower Representative shall, and shall cause its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all of their respective obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by Borrower Representative or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by Borrower Representative or such Subsidiary; (c) all Indebtedness, as and when due and payable, but subject to any restrictions contained in this Agreement or provisions in the applicable Subordination Agreement or any instrument or agreement evidencing such Indebtedness, in each case where failure to so pay could reasonably be expected to have a Material Adverse Effect; and (d) the performance of all obligations under any Contractual Obligation to which Borrower Representative or any of the Subsidiaries of Borrower Representative is bound, or to which it or any of its Properties is subject, in each case where failure to so perform could reasonably be expected to have a Material Adverse Effect.

5.9     Compliance with Laws.

Borrower Representative shall comply, and shall cause each of its Subsidiaries to comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including all Environmental Laws), except (a) such as may be contested in good faith by appropriate proceedings diligently prosecuted without risk of loss of any material portion of the Collateral, (b) as to which a bona fide dispute exists, (c) for which appropriate reserves have been established on Borrower Representative’s financial statements, or (d) where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.10     Inspection of Property and Books and Records.

Borrower Representative shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower Representative and such Subsidiaries. Borrower Representative shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of Agent to visit and inspect any of their respective Properties, to examine their respective organizational, corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired.

5.11     Use of Proceeds.

Borrowers shall use the proceeds of the Term Loan solely to refinance the Existing Debt and to pay transaction costs and fees in connection therewith. Borrowers shall use the proceeds of the Revolving Loan solely for working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

5.12     Further Assurances.

Borrowers shall ensure that all written information, exhibits and reports furnished to Agent or any Lender do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and each Lender and correct any defect or error that may be discovered therein or in any Financing Agreement or in the execution, acknowledgment or recordation thereof. Promptly upon request by Agent, Borrower Representative shall (and shall cause each of its Subsidiaries to) take such additional actions as Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Financing Agreement, (b) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests intended to be covered by any of the Collateral Documents, (c) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Agent and Lenders the rights granted or now or hereafter intended to be granted to Agent and Lenders under any Financing Agreement or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by Agent and Required Lenders, (i) Borrowers shall cause each of their Subsidiaries to guaranty the Liabilities and to cause each such Person to grant to Agent, for the benefit of Agent and Lenders, a security interest in, and Lien on, all of such Person's Property to secure such guaranty and (ii) except as otherwise approved in writing by Agent and Required Lenders, Borrowers shall pledge the stock or other equity interests of each of its Subsidiaries. In connection with each pledge of stock or other equity interests, Borrowers shall deliver, or cause to be delivered, to Agent, such documents, instruments and agreements as Agent may reasonably require.

5.13     Primary Depository.

(a) No later than May 20, 2013 (the “Banking Transition Date”), Borrower Representative shall, and shall cause its Subsidiaries to, (i) close any deposit account maintained by Borrower Representative or any of its Subsidiaries with a depositary bank other than Bank and transfer any funds on deposit therein to a deposit account for which the Bank is the depositary bank, and (ii) from and after such date at all times cause Bank to act as the primary depository and remittance bank for Borrower Representative and any Subsidiaries of Borrower Representative. If average demand deposit balances fall short of the level required to cover the Bank's cost of services in accordance with Bank's customary charges and balance credit formula in any given calendar quarter, Bank may charge the deficiency in the cost of services to Borrower Representative’s and each Subsidiary's operating accounts. Borrowers agree that, from and after the Banking Transition Date, neither Borrower Representative nor any other Subsidiary of Borrower Representative will maintain any deposit, investment, custodial or other account of any kind whatsoever with any other bank, brokerage house or financial institution, other than deposit accounts specially and exclusively used for petty cash needs, where a local branch of Bank is not conveniently located, with an aggregate balance not to exceed $50,000 in all such deposit accounts at any time.

(b) For each deposit account that Borrower Representative or any Subsidiary of Borrower Representative at any time opens or maintains in accordance with paragraph (a) above or otherwise, Borrower Representative shall, at Agent's request and option, pursuant to an agreement in form and substance reasonably satisfactory to Agent, either: (i) cause the depositary bank to comply at any time with instructions from Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of Borrower Representative or any Subsidiary of Borrower Representative, or (ii) arrange for Agent to become the customer of the depositary bank with respect to the deposit account, with Borrower Representative or such Subsidiary being permitted, only with the consent of Bank, to exercise rights to withdraw funds from such deposit account.

5.14     Bank Accounts.

(a) Borrowers shall at all times maintain an account (the "Remittance Account") with Bank for the deposit of payments received on Accounts. No later than the end of the Business Day immediately following the Business Day of Borrowers’ receipt thereof, (i) Borrowers shall deposit all amounts received from Account Debtors on Accounts to the Remittance Account and (ii) Borrowers shall deposit to the Remittance Account all cash and other payments made for Inventory and other payments constituting proceeds of its Collateral, in each case in the identical form in which each such payment was made, whether by cash or check.

(b) All payments made to the Remittance Account or otherwise received by Agent whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Agent and may be applied by Agent in its discretion on account of the Liabilities as follows: (i) for collection of checks and other instruments (including automatic clearing house electronic funds transfers and depository transfer checks) received by Agent at its offices in Chicago, Illinois, Agent will credit (conditional upon final collection) all such payments to the Revolving Loan on or before the second Business Day after such checks and other instruments are received by Agent, and (ii) all cash payments received by Agent at its offices in Chicago, Illinois, including, without limitation, payments made by wire transfer of immediately available funds received by Agent in time for posting to the account of Agent on the date received, will be credited to the Revolving Loan on the same Business Day such payments are received by Agent; provided, however, at any time that the outstanding principal amount of the Revolving Loan is zero: (x) if no Default has occurred and is continuing, such payments shall be applied to the operating account of Borrower Representative maintained at Bank, or (y) if a Default has occurred and is continuing, such payments shall be applied to the Liabilities in such order as Agent shall determine in its sole discretion. After the occurrence and during the continuance of a Default, Borrower Representative and all of its Affiliates, Subsidiaries, shareholders, directors, officers, employees, agents or those Persons acting for or in concert with Borrowers shall, acting as trustee for Agent, receive, as the sole and exclusive property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Borrowers’ Accounts or the other Collateral which come into the possession or under the control of Borrower Representative or any of its Affiliates, Subsidiaries, shareholders, directors, officers, employees, agents or those Persons acting for or in concert with Borrower Representative and immediately upon receipt thereof, Borrower Representative shall remit the same or cause the same to be remitted, in kind, to Agent, at Agent's address set forth below. Borrowers jointly and severally agree to pay to Agent any and all fees, costs and expenses which Agent incurs in connection with opening and maintaining the Remittance Account and depositing for collection by Agent any check or item of payment received and/or delivered to Agent on account of the Liabilities.

5.15     Anti-Terrorism Laws.

Borrower Representative shall (a) ensure and cause each of its Subsidiaries to ensure that no Person that directly or indirectly owns a controlling interest in or otherwise controls Borrower Representative or any Affiliate is or shall be listed in any of the listings described in Section 4.20, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or order relating thereto or the Executive Order and (c) comply in all material respects and cause each of its Subsidiaries to comply in all material respects with all applicable Bank Secrecy Act laws and regulations.

6          NEGATIVE COVENANTS.

Each Borrower covenants and agrees on a joint and several basis, that, so long as Agent or any Lender shall have any Revolving Commitment hereunder, or any Loan or other Liability shall remain unpaid or unsatisfied (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), unless Required Lenders waive compliance in writing:

6.1     Encumbrances.

Borrower Representative shall not, and Borrower Representative shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets, including the Collateral, other than the following (collectively, "Permitted Liens"): (a) Liens securing the payment of taxes either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower Representative shall, if appropriate under GAAP, have set aside on its books and records adequate reserves; (b) deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the Ordinary Course of Business; (c) Liens in favor of Agent for the benefit of Agent and Lenders; (d) Liens which arise by operation of law, other than Liens which arise by operation of Environmental Laws; (e) zoning restrictions, building codes, easements, rights of way, licenses, covenants and other similar restrictions affecting the use of real Property; (f) liens described on Schedule 6.1 hereof, (g) Liens on equipment securing purchase money Indebtedness or Capital Leases incurred to finance the purchase of such equipment permitted by Section 6.2(b) and (h) Liens on DirecTV Inventory created under the DirecTV Agreements. Borrower Representative shall not, and Borrower Representative shall not permit any of its Subsidiaries to, permit the filing of any financing statement naming Borrower Representative or any Subsidiary as debtor, except for financing statements filed with respect to Liens expressly permitted by this Agreement.

6.2     Indebtedness.

Borrower Representative shall not, and Borrower Representative shall not permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations, payables. or Indebtedness, except for any of the following: (a) the Liabilities, (b) Capital Leases and purchase money Indebtedness not to exceed $1,500,000 in the aggregate (including any Capital Leases or such Indebtedness listed on Schedule 6.2) at any time outstanding, (c) trade obligations and normal accruals in the Ordinary Course of Business not yet due and payable, or with respect to which Borrower Representative or applicable Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that Borrower Representative has set aside on its books adequate reserves therefor, if appropriate under GAAP, (d) Indebtedness incurred in connection with insurance premium financing arrangements undertaken in the Ordinary Course of Business consistent with past practices and (e) Indebtedness described on Schedule 6.2. Except as otherwise permitted by this Agreement, Borrower Representative shall not, and Borrower Representative shall not permit any of its Subsidiaries to, pay any obligations or indebtedness before the same is due, except for the early payment of trade obligations in the Ordinary Course of Business.

6.3     Disposition of Assets.

Agent does not authorize Borrower Representative to, and Borrower Representative shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, license, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except: (a) dispositions of Inventory in the Ordinary Course of Business; (b) dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made as and to the extent required in Section 2.3(d); provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate value of all assets so sold by Borrower Representative and its Subsidiaries, together, shall not exceed $250,000 in any twelve month period, and (iv) after giving effect to such disposition, Borrowers are in compliance on a pro forma basis with the covenants set forth in Section 7 recomputed as of the last day of the most recent month for which financial statements have been delivered; and (c) the sale or discount, in each case without recourse, of accounts receivable past due arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof.

6.4     Consolidations and Mergers.

Borrower Representative shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person. This Section 6.4 shall not operate to prevent (a) the merger of a Subsidiary of Borrower Representative with and into Borrower Representative so long as Borrower Representative is the surviving entity in such merger, or (b) the merger of any Subsidiary with and into a domestic wholly-owned Subsidiary.

6.5     Loans and Investments.

Borrower Representative shall not, and shall not suffer or permit any of its Subsidiaries to (a) purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary or enter into any joint ventures, or (b) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including, by way of merger, consolidation or other combination, or (c) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of Borrower Representative (the items described in clauses (a), (b) and (c) are referred to as "Investments"), except for: (i) Investments in cash and Cash Equivalents; (ii) loans and advances to employees in the Ordinary Course of Business not to exceed $100,000 in the aggregate at any time outstanding; and (iii) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors.

6.6     Transactions with Affiliates.

Except as specifically described on Schedule 6.6, and except for Restricted Payments expressly permitted by Section 6.10, Borrower Representative shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower Representative, or any Affiliate of any Subsidiary other than: (a) as expressly permitted by this Agreement; (b) pursuant to terms no less favorable to Borrower Representative or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of Borrower Representative or such Subsidiary; and (c) advances and loans to officers and employees of Borrower Representative and its Subsidiaries, to the extent permitted under Section 6.5.

6.7     Use of Proceeds.

Borrowers shall not and shall not suffer or permit any of their Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Borrower or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

6.8     Contingent Obligations.

Borrower Representative shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Liabilities and except: (a) endorsements for collection or deposit in the Ordinary Course of Business; (b) Rate Contracts entered into in the Ordinary Course of Business to hedge interest rate exposure; (c) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations; and (d) guaranties in favor of Agent for the benefit of Agent and Lenders.

6.9     Compliance with ERISA.

Borrower Representative shall not, and shall not suffer or permit any ERISA Affiliates to (a) cause or permit to exist any ERISA Event or any other event or condition, which could reasonably be expected to have a Material Adverse Effect; or (b) permit any Title IV Plan to have vested Unfunded Benefit Liabilities (using the actuarial assumptions utilized by the PBGC upon termination of the Title IV Plan), all determined as of the most recent valuation date for each such Title IV Plan.

6.10     Restricted Payments.

Borrower Representative shall not, and shall not suffer or permit any of its Subsidiaries to, (a) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock or other Equity Interests, partnership interests, membership interests or other Equity Interests (including warrants), or (b) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other Equity Interests or any warrants, rights or options to acquire such shares, Equity Interests or securities now or hereafter outstanding (the conduct and actions described in clauses (a) and (b) being referred to as "Restricted Payments"), other than (i) dividend payments or other distributions payable solely in its common stock or other equity securities, (ii) payments made to redeem common stock of Borrower Representative issued to management or director stockholders that are no longer members of the board of directors or employed by Borrower Representative or one of its Subsidiaries, provided all of the following conditions are satisfied: (x) no Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment and (y) the aggregate amount of such payments made pursuant to this clause (ii) shall not exceed $100,000 in any Fiscal Year of Borrower Representative, and (iii) dividend payments in respect of Borrower Representative’s Preferred Equity, so long as no Event of Default has occurred and is continuing or would arise as a result thereof.

6.11     Change in Business.

Borrower Representative shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

6.12     Change in Structure.

Borrower Representative shall not and shall not permit any of its Subsidiaries to amend any of its Organization Documents if such amendment could reasonably be expected to result in a Material Adverse Effect. Borrower Representative shall not and shall not permit any of its Subsidiaries to make any changes in its equity capital structure (including in the terms of its outstanding Equity Interests); provided, that Borrower Representative may issue Preferred Equity yielding gross proceeds of up to $12,000,000 in the aggregate on terms and conditions satisfactory to Agent.

6.13     Accounting Changes; Fiscal Year.

Borrower Representative shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP. Borrower Representative shall not change its Fiscal Year.

6.14     Subsidiaries.

Borrower Representative shall not form, acquire or permit to exist any Subsidiaries absent 10 days prior written notice to Agent and subject to compliance with Section 5.12 hereof.

6.15     Subordinated Debt.

(a) Borrower Representative shall not, and shall not suffer or permit any of its Subsidiaries to, make any payment of principal or interest on any Subordinated Debt except as expressly permitted pursuant to the terms of the applicable Subordination Agreement; purchase any Subordinated Debt or take any other action with respect to such Subordinated Debt in contravention of any applicable Subordinated Debt Document or the applicable Subordination Agreement; take or omit to take any action whereby the subordination of the Indebtedness or any part thereof evidenced by any of the Subordinated Debt Documents to the Liabilities might be terminated, impaired or adversely affected; or fail to give Agent prompt written notice of any notice received from any holder of any Subordinated Debt, including any notice of any default under any agreement or instrument relating thereto by reason whereof such indebtedness might become or be declared to be due or payable. Borrower Representative shall not, and shall not suffer or permit any of its Subsidiaries to, enter into or consent to any modification or alteration of any Subordinated Debt Document or otherwise amend, modify, cancel or supplement in any respect any provisions of any Subordinated Debt Document in violation of the applicable Subordination Agreement. Agent may from time to time give such notices to any holder of any Subordinated Debt as are contemplated by the applicable Subordination Agreement and Agent may otherwise, in its discretion, furnish any holder of any Subordinated Debt information without any liability to Borrower Representative or a Subsidiary.

(b) Borrower Representative shall not, and shall not permit any of its Subsidiaries to, directly or indirectly change or amend, modify or waive any provision of the terms of any of its Indebtedness permitted by clause (b) or clause (e) of Section 6.2 if the effect of such amendment is to: (i) increase the interest rate on such Indebtedness; (ii) change the dates upon which payments of principal or interest are due on or principal amount of such Indebtedness; (iii) change any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (iv) change the redemption or prepayment provisions of such Indebtedness; (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower Representative, any of its Subsidiaries or Agent or any Lender; or (vii) increase the portion of interest payable in cash with respect to any Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue.

6.16     Environmental.

Borrower Representative shall not, and Borrower Representative shall not permit any of its Subsidiaries to, fail to conduct its business so as to comply in all material respects with all Environmental Laws as the same may be amended from time to time; provided, however, that nothing contained in this Section 6.16 shall prevent Borrower Representative or any Subsidiary from contesting, in good faith by appropriate legal proceedings, any such law, regulation, interpretation thereof or application thereof, provided, further, that no such Person shall fail to comply with the order of any court or other Governmental Authority of applicable jurisdiction relating to such laws unless it shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review.

6.17     Limits on Restrictive Agreements.

Borrower Representative shall not, and Borrower Representative shall not permit any of its Subsidiaries to enter into, become subject to, amend, modify or waive any agreement or instrument which by its terms would (under any circumstances) restrict (a) the right of any of its Subsidiaries to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, Borrower Representative or another Subsidiary of Borrower Representative or (b) any such Person's right to perform any of the provisions of any of the Financing Agreements, as applicable.

6.18     DirecTV Agreements.

Borrower Representative shall not and shall not permit any of its Subsidiaries to, enter into any amendment to or modification of, or grant any waiver of, any material provision of, any DirecTV Agreement, other than any provision thereof related to rates paid by DirecTV thereto.

7          FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, so long as Agent or any Lender shall have any Revolving Commitment hereunder, or any Loan or other Liability shall remain unpaid or unsatisfied (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), unless Required Lenders waive compliance in writing:

7.1     Fixed Charge Coverage Ratio.

Borrowers shall not permit the Fixed Charge Coverage Ratio as of the last day of any Computation Period to be less than 1.25:1.00.

7.2     Total Leverage Ratio.

Borrowers shall not permit the Total Leverage Ratio as of the last day of any Computation Period to be greater than the ratio set forth below for the corresponding period:

Period	Total Leverage Ratio

Closing Date through March 30, 2014	2.50:1.00
March 31, 2014 through March 30, 2015	2.25:1.00
March 31, 2015 through March 30, 2016	2.00:1.00
March 31, 2016 and thereafter	1.75:1.00

7.3     Capital Expenditures.

Borrowers shall not permit the aggregate amount of Capital Expenditures (excluding Capital Expenditures funded or reimbursed with cash proceeds of insurance that are permitted to be applied for such purpose under the terms of this Agreement), as determined for Borrower Representative and its Subsidiaries on a consolidated basis in accordance with GAAP, to exceed $5,000,0000 in any Fiscal Year.

8          DEFAULT, RIGHTS AND REMEDIES OF AGENT.

8.1     Defaults.

If any of the following events (each, a "Default") shall occur:

(a) Borrowers fail to pay any of the principal of the Liabilities or any of its other Liabilities when such Liabilities are due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) Borrower Representative, any of its Subsidiaries, any Pledgor or any guarantor of any of the Liabilities fails or neglects to perform, keep or observe any of its covenants, conditions or agreements contained in any of the other Financing Agreements within any applicable grace period provided thereby or any Borrower fails or neglects to perform, keep or observe any of its covenants, conditions or agreements contained in:

(i) Sections 5.1, 5.2, or 5.8 above and such failure shall continue for five (5) days;

(ii) Section 5.6 or 5.9 and such failure shall continue for thirty (30) days; or

(iii) any other covenant, condition or agreement contained in this Agreement;

(c) any warranty or representation now or hereafter made by Borrower Representative, any of its Subsidiaries, any Pledgor or any guarantor of any of the Liabilities is untrue or incorrect in any material respect when made, or any schedule, certificate, written statement, report, financial data, written notice, or writing furnished at any time by Borrower Representative, any of its Subsidiaries, any Pledgor or any guarantor of any of the Liabilities to Agent or Lenders is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified or any of the foregoing omits to state a fact necessary to make the statements therein contained not misleading in any material respect;

(d) judgments or orders requiring payment in excess of $250,000 in the aggregate (except for judgments which are not a Lien on personal Property and which are being contested by Borrower Representative or any Subsidiary in good faith) shall be rendered against Borrower Representative, any of its Subsidiaries, any Pledgor or any guarantor of any of the Liabilities and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this Section 8.1(d) shall not apply to any judgment for which Borrower Representative, any of its Subsidiaries, any Pledgor or any guarantor of any of the Liabilities is fully insured (except for normal deductibles in connection therewith) and with respect to which the insurer has assumed the defense and is not defending under reservation of right and with respect to which Agent reasonably believes the insurer will pay the full amount thereof (except for normal deductibles in connection therewith);

(e) a notice of Lien, levy or assessment is filed or recorded with respect to all or a substantial part of the assets of Borrower Representative, any of its Subsidiaries, any Pledgor or any guarantor of any of the Liabilities by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien upon all or a substantial part of Borrower Representative’s Collateral or the assets of or collateral provided by any such Subsidiary, and (i) such Lien, levy or assessment is not discharged or released or the enforcement thereof is not stayed within thirty (30) days of the notice or attachment thereof, or (ii) if the enforcement thereof is stayed, such stay shall cease to be in effect, provided that this Section 8.1(e) shall not apply to any Liens, levies or assessments which relate to current taxes not yet due and payable;

(f) there shall occur any loss, theft, substantial damage or destruction of any item or items of Collateral which is not fully insured as required by this Agreement, the other Financing Agreements or any guarantee (a "Loss"), to the extent the amount of such Loss not fully covered by insurance (including any deductible in connection therewith), together with the amount of all other Losses not fully covered by insurance (including any deductibles in connection therewith) occurring in the same Fiscal Year, exceeds $250,000;

(g) all or any part of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and on or before the thirtieth (30th) day thereafter such assets are not returned to and/or such writ, distress warrant or levy is not dismissed, stayed or lifted and if the amount of such Collateral or assets or collateral, together with any other such Collateral, assets and collateral that is so attached, seized, subjected to writ or distress warrant or levied upon, exceeds $100,000 at any time;

(h) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (i) against Borrower Representative or any of its Subsidiaries and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of thirty (30) days, or (ii) by Borrower Representative or any of its Subsidiaries or Borrower Representative or any of its Subsidiaries makes an assignment for the benefit of creditors Borrower Representative or any of its Subsidiaries takes any corporate, limited liability company or partnership action, as applicable, to authorize any of the foregoing;

(i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (i) against any Pledgor or any guarantor of any of the Liabilities and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of thirty (30) days, or (ii) by any Pledgor or any guarantor of any of the Liabilities or any guarantor of any of the Liabilities makes an assignment for the benefit of creditors or any Pledgor or any guarantor of any of the Liabilities takes any corporate, limited liability company or partnership action, as applicable, to authorize any of the foregoing;

(j) Borrower Representative, any of its Subsidiaries, any Pledgor or any guarantor of any of the Liabilities voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

(k) Borrower Representative, any of its Subsidiaries, any Pledgor or any guarantor of any of the Liabilities becomes insolvent or fails generally to pay its debts as they become due;

(l) Borrower Representative, any of its Subsidiaries, any Pledgor or any guarantor of any of the Liabilities is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(m) a breach, which could reasonably be expected to have a Material Adverse Effect, by Borrower Representative, any of its Subsidiaries or any guarantor of any of the Liabilities shall occur under any agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between Borrower Representative, any of its Subsidiaries or such guarantor and any other Person, and such breach continues unwaived for more than thirty (30) days after such breach first occurs, provided that such grace period shall not apply, and a Default shall be deemed to have occurred promptly upon such breach, if such breach cannot, in Agent's reasonable determination, be cured by Borrower Representative, such Subsidiary or such guarantor during such thirty (30) day grace period;

(n) (i) any event of default occurs under any of the Subordinated Debt Documents, or (ii) as to more than $250,000 in Indebtedness in the aggregate at any time (other than the Subordinated Debt), (x) Borrower Representative, any of its Subsidiaries, or any guarantor of any of the Liabilities shall fail to make any payment due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any such Indebtedness and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (y) any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (z) any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required payment) prior to the stated maturity thereof;

(o) any guarantor of any of the Liabilities shall, or shall attempt to, terminate or revoke any of its obligations under the applicable guarantee agreement or breach any of the terms of such guarantee agreement, or any Person executing a fidelity guaranty in favor of Agent or Lenders in connection with the Liabilities shall, or shall attempt to, terminate or revoke such guaranty;

(p) a Change in Control shall occur;

(q) Borrower Representative or any Subsidiary of Borrower Representative shall, or shall attempt to, terminate, discontinue or revoke any of its obligations under any of the Financing Agreements to which it is a party;

(r) (i) Borrower Representative or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan; (ii) the occurrence of an ERISA Event; (iii) a Qualified Plan shall lose its qualification; or (iv) Borrower Representative or any ERISA Affiliate is assessed a tax under Section 4980B of the Code or incurs a liability under Section 601 et seq. of ERISA or applicable state law with respect to continued health coverage; and, the occurrence of any such event listed in clauses (i) through (iv), or the occurrence of any combination of events listed in clauses (i) through (iv) results in, or could reasonably be expected to result in, a Material Adverse Effect or result in exposure to Borrower Representative or its Subsidiaries in an amount in excess of $150,000;

(s) any provision of this Agreement or any Note affecting the ability of any Borrower to pay or perform its obligations hereunder or thereunder shall cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction; or

(t) (i)any material breach occurs under any DirecTV Agreement, (ii) any DirecTV Agreement is terminated or fails to remain in full force and effect or (iii) Borrower Representative or any of its Subsidiaries has received notice from DirecTV that the performance of Borrower Representative or any of its Subsidiaries in any Designated Market Area (“DMA”) under any DirecTV Agreement has failed to meet specified performance standards for two (2) consecutive months and the related 30-day cure period has been implemented;

then Agent may, and if requested by Required Lenders, shall, upon notice to Borrower Representative, do any one or more of the following: (x) terminate Agent's and each Lender's obligation to make Loans and Advances pursuant to Section 2.1 hereof or cause the issuance of Letters of Credit pursuant to this Agreement, or (y) declare all of the Liabilities, including all of Borrowers’ contingent liabilities with respect to any Letters of Credit, to be immediately due and payable, whereupon all of the Liabilities, including all of Borrowers’ contingent liabilities with respect to any Letters of Credit, shall become immediately due and payable, except that, in the event a Default described in Section 8.1(h) hereof shall exist or occur, the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Letters of Credit shall automatically terminate and all of the Liabilities, including all of Borrowers’ contingent liabilities with respect to any Letters of Credit, shall automatically, without notice of any kind, be immediately due and payable without any election or action on the part of Agent, LC Issuer or any Lender. Anything in this Section 8.1 to the contrary notwithstanding, the Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans and the termination of the obligation to make Advances by written instrument filed with Borrower Representative.

8.2     Rights and Remedies Generally.

If a Default shall have occurred and be continuing, Agent may, and if requested by Required Lenders, shall, exercise, without any other notice to or demand upon Borrowers, in any jurisdiction in which enforcement hereof is sought, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable laws and any additional rights and remedies which may be provided to a secured party in any jurisdiction in which any Collateral is located. All such rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law.

8.3     Set-off.

Each Borrower agrees that Agent, each Lender and each of their respective Affiliates have all rights of set-off and banker's lien provided by applicable law and, in addition thereto, each Borrower agrees that (in addition to Agent's rights with respect to proceeds of Collateral) at any time (a) any amount owing by it under this Agreement or any other Financing Agreement is then due or (b) any Default exists, Agent, any Lender and any of their respective Affiliates may apply to the payment of the Liabilities any and all balances, credits, deposits, accounts or monies of Borrowers then or thereafter with Agent, such Lender or such Affiliate. Without limitation of the foregoing and in addition to Agent's rights with respect to the proceeds of the Collateral, each Borrower agrees that upon and after the occurrence and during the continuance of a Default, Agent and each Lender and each of their respective branches and offices are hereby authorized, at any time and from time to time, without notice, (i) to set-off against, and to appropriate and apply to the payment of, the Liabilities (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Agent, any Lender or any such office or branch to Borrowers (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Agent may elect in its sole discretion.

8.4     Cash Collateral.

In the event that there are any outstanding LC Obligations, Agent may demand, at any time after (a) the occurrence and during the continuance of a Default, (b) this Agreement shall terminate for any reason pursuant to Section 2.8 hereof, or (c) the amount of (i) the aggregate outstanding principal balance of the Revolving Loan plus the aggregate outstanding amount of LC Obligations, shall exceed the amount of (ii) the Borrowing Base plus the aggregate outstanding amount of LC Obligations, and Borrower Representative thereupon shall deliver to Agent, cash collateral for any Letter of Credit in an amount equal to 105% the aggregate outstanding amount of the LC Obligations. If Borrower Representative fails to deliver such cash to Agent promptly upon Agent's request therefor, Agent may, without limiting Agent's rights or remedies arising from such failure to deliver cash, retain, as cash collateral, cash proceeds of the Collateral in an amount equal to the aggregate outstanding amount of LC Obligations then outstanding. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Liabilities, including to the payment of any or all of Borrowers’ reimbursement obligations with respect to any Letter of Credit. Pending such application, Agent may (but shall not be obligated to) (x) invest the same in a savings account, under which deposits are available for immediate withdrawal, with such bank as Agent may, in its sole discretion, select, or (y) hold the same as a credit balance in an account with Agent in Borrower Representative’s name. Interest payable on any such savings account described in the foregoing sentence shall be collected by Agent and shall be paid to Borrower Representative as it is received by Agent, less any fees owing by Borrowers to Agent with respect to any Letter of Credit and less any amounts necessary to pay any of the Liabilities which may be due and payable at such time. Agent shall have no obligation to pay interest on any credit balances in any account opened for Borrower Representative pursuant to this Agreement. This Section 8.4 shall survive termination of this Agreement.

8.5     Waiver of Demand.

Demand, presentment, protest and notice of nonpayment are hereby waived by each Borrower. Each Borrower also waives the benefit of all valuation, appraisal and exemption laws.

9          AGENCY.

9.1     Appointment of Agent.

(a) Each Lender hereby designates Fifth Third as Agent to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Financing Agreements for the benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees.

(b) The provisions of this Article 9 are solely for the benefit of Agent and Lenders, and Borrower Representative and its Subsidiaries shall not have any rights as third party beneficiaries of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower Representative or any of Borrower Representative’s Subsidiaries.

9.2     Nature of Duties of Agent.

Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Financing Agreements. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Financing Agreements a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Financing Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the Financing Agreements except as expressly set forth herein.

9.3     Lack of Reliance on Agent.

(a) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Agent and any other Lender in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Agent and any other Lender, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Revolving Loans and the Term Loan or at any time or times thereafter.

(b) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Financing Agreements or any notes or the financial or other condition of Borrower Representative or any of Borrower Representative’s Subsidiaries. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Financing Agreements, or the financial condition of Borrower Representative and its Subsidiaries, or the existence or possible existence of any Event of Default.

9.4     Certain Rights of Agent.

Agent shall have the right to request instructions from Required Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Agent shall request instructions from Required Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Required Lenders or all Lenders, as applicable.

9.5     Reliance by Agent.

Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Financing Agreements or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, facsimile, PDF, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for Borrowers or any Guarantor with respect to matters concerning any Borrower or any Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

9.6     Indemnification of Agent.

To the extent Agent is not promptly reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Required Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this Section 9.6 shall survive the payment in full of the Liabilities and the termination of this Agreement.

9.7     Agent in its Individual Capacity.

With respect to the Loans made by it pursuant hereto, Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Borrower Representative or any of Borrower Representative’s Subsidiaries or any Affiliate of Borrower Representative or any of Borrower Representative’s Subsidiaries as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower Representative or any of Borrower Representative’s Subsidiaries for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

9.8     Holders of Notes.

Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefor.

9.9     Successor Agent.

(a) Agent may, upon thirty (30) days' notice to Lenders and Borrower Representative, resign at any time (effective upon the appointment of a successor Agent) pursuant to the provisions of this Section 9.9 by giving written notice thereof to Lenders and Borrower Representative. Upon any such resignation, Required Lenders shall have the right, upon five (5) days' notice, to appoint a successor Agent which, if no Default is continuing, is acceptable to Borrower Representative (such approval not to be unreasonably withheld). If no successor Agent shall have been so appointed by Required Lenders and approved by Borrower Representative, if applicable, and accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon five (5) days' notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least $500,000,000 and which, if there is no Default continuing, is acceptable to Borrower Representative (such approval not to be unreasonably withheld).

(b) Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

9.10     Collateral Matters.

(a) Each Lender authorizes and directs Agent to enter into the Financing Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the Financing Agreements, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Financing Agreements which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the Financing Agreements.

(b) Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and (b) not be unreasonably withheld or delayed, execute any release of Agent's security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement or (y) in connection with the repayment in full of all of the Liabilities (other than contingent indemnification Liabilities not yet asserted) and the termination of all obligations of Agent and Lenders under this Agreement and the Financing Agreements; provided, that with the consent of Required Lenders, Agent may release its liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent, either in a single transaction or series of related transactions, not to exceed twenty percent (20%) of the book value of all Collateral in any Fiscal Year. Upon payment in full of all of the Liabilities (other than unasserted contingent indemnification Liabilities), and termination of the Revolving Commitment, Agent shall release the Liens. Agent shall not be required to execute any such release on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens and execution or filing of termination statements and releases without recourse or warranty. In the event of any sale or transfer of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale or transfer.

(c) Lenders hereby agree that the lien granted to Agent in any property sold or disposed of in accordance with the provisions of the Agreement shall be automatically released; provided, however that Agent's lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

(d) To the extent, pursuant to the provisions of this Section 9.10, Agent's execution of a release is required (i) to release its lien upon any permitted sale and transfer of Collateral or (ii) to release Liens on all Collateral in connection with the payment in full of all of the Liabilities (other than unasserted contingent indemnification Liabilities) and the termination of the Revolving Commitment hereunder, Agent shall (and is hereby irrevocably authorized by Lenders to) promptly execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(e) Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower Representative or any of Borrower Representative’s Subsidiaries or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Article 9 or in any of the Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent's own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(f) In the event that any Lender receives any proceeds of any Collateral by setoff, exercise of any banker's lien or otherwise, in an amount in excess of such Lender's Pro Rata Share of such proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Liabilities as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares. No Lender shall exercise any right of set off or banker's lien without the prior written consent of Agent.

9.11     Actions with Respect to Defaults.

In addition to Agent's right (where applicable) to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by Required Lenders or all Lenders, as applicable, under this Agreement; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Financing Agreement or to realize upon any Collateral, unless instructed to do so by Agent.

9.12     Delivery of Information.

Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrower Representative or any of Borrower Representative’s Subsidiaries, Required Lenders, any Lender or any other Person under or in connection with this Agreement or any Financing Agreement except (i) as specifically provided in this Agreement or any Financing Agreement and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request. Agent shall deliver to each Lender each Borrowing Base Certificate received from Borrower Representative. Upon request from any Lender for additional business, financial, company affairs and other information relating to Borrower Representative or its Subsidiaries, Agent shall make such request of Borrower Representative pursuant to Section 5.3(i) hereof.

9.13     Demand.

Subject to the terms of this Agreement, Agent shall make demand for repayment by Borrowers of all Liabilities owing by Borrowers hereunder, after the occurrence of an Event of Default, upon the written request of Required Lenders. Agent shall make such demand in such manner as it deems appropriate, in its sole discretion, to effectuate the request of the Required Lenders. Nothing contained herein shall limit the discretion of Agent to take reserves, to deem certain Accounts and Inventory ineligible, or to exercise any other discretion granted to Agent in this Agreement.

9.14     Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any Default, except with respect to Events of Default arising as a result of Borrowers’ failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or Borrower Representative describing such Event of Default, and which identifies such event as a "notice of default". Upon receipt of any such notice or Agent becoming aware of Borrowers’ failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, Agent will notify each Lender of such receipt or event.

10          SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

Not later than 2:00 p.m. (Cincinnati time) on the date of any requested Advance of a Loan, subject to the provisions set forth below, each Lender shall make available its portion of the Loan in funds immediately available at the principal office of the Agent in Cincinnati, Ohio. On a weekly basis (or more frequently if requested by Agent) (a "Settlement Date"), Agent shall provide each Lender with a statement of the outstanding balance of the Liabilities as of the end of the Business Day immediately preceding the Settlement Date (the "Pre-Settlement Determination Date") and the current balance of the Loans funded by each Lender. If such statement discloses that such Lender's current balance of the Loans as of the Pre-Settlement Determination Date exceeds such Lender's Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender's instructions, and if such statement discloses that such Lender's current balance of the Loans as of the Pre-Settlement Determination Date is less than such Lender's Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to Agent in accordance with Agent's instructions. In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

(i) Within two (2) Business Days of receipt thereof by Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share;

(ii) Within two (2) Business Days of receipt thereof by Agent, payments to be applied to the L/C Fee set as provided in Section 2.6(d) hereof shall be paid to each Lender in proportion to its Pro Rata Share; and

(iii) Within two (2) Business Days of receipt thereof by Agent, payments to be applied to the Unused Fee as provided in Section 2.6(e) shall be paid to each Lender in proportion to its Pro Rata Share.

Notwithstanding the foregoing, Agent shall not be obligated to transfer to any Defaulting Lender any payment made by Borrowers to Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to Agent as required in this Agreement.

Unless the Agent shall have been notified by a Lender prior to (or, in the case of an Index Rate Advance, by 1:00 p.m. (Cincinnati time) on) the date on which such Lender is scheduled to make payment to the Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Agent may assume that such Lender has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to Borrowers the proceeds of the Revolving Loan to be made by such Lender.

If and to the extent that a Lender does not settle with Agent as required under this Agreement (a "Defaulting Lender") Borrowers and Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to Agent (x) in the case of a Defaulting Lender at the rate published by the Federal Reserve Bank of New York on the next succeeding Banking Day as the "Federal Funds Rate" or if no such rate is published for any Banking Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by Agent, and (y) in the case of Borrowers, at the interest rate applicable at such time for such Loans; provided, that Borrowers’ obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

11          MISCELLANEOUS.

11.1     Waiver.

Agent's or Lenders' failure, at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or any Lender of a Event of Default under this Agreement or any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or any of the other Financing Agreements shall be deemed to have been suspended or waived by Agent and Lenders unless such suspension or waiver is in writing signed by an officer of Agent and Required Lenders, and directed to Borrower Representative specifying such suspension or waiver. All Defaults shall continue until the same are waived by Agent and Required Lenders in accordance with the preceding sentence.

11.2     Costs and Attorneys' Fees.

Borrowers shall jointly and severally reimburse Agent on demand for all reasonable expenses and fees paid or incurred in connection with the analysis, documentation, negotiation and closing of the Loans and other extensions of credit described herein, including lien search, filing and recording fees and the reasonable fees and expenses of Agent's attorneys and paralegals and consultants (whether such attorneys and paralegals are employees of Agent or are separately engaged by Agent), whether such expenses and fees are incurred prior to or after the date hereof; all costs and expenses incurred by Agent in connection therewith or with respect to the negotiation, documentation, enforcement, collection and protection of Agent's and Lenders' interests in the Collateral shall be payable on demand, together with interest following demand for payment thereof at the from time to time rate applicable to Index Rate Advances under the Revolving Loan prescribed in Section 2.6(a) hereof, and shall be part of the Liabilities, and secured by the Collateral. If at any time or times hereafter Agent (or, after the occurrence and during the continuance of an Event of Default, any Lender) employs counsel in connection with protecting or perfecting Agent's Liens on the Collateral or in connection with any matters contemplated by or arising out of this Agreement or any of the other Financing Agreements, whether (a) to prepare, negotiate or execute (i) any amendment to or modification or extension of this Agreement, any other Financing Agreements or any instrument, document or agreement executed by any Person in connection with the transactions contemplated by this Agreement, (ii) any new or supplemental Financing Agreements, or any instrument, document or agreement to be executed by any Person in connection with the transactions contemplated by this Agreement, or (iii) any instrument, document or agreement in connection with any sale or attempted sale of any interest herein to any participant, (b) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise), (d) to consult with officers of Agent to advise Agent, (e) to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral, or (f) to attempt to enforce or to enforce any Liens on any of the Collateral, or to enforce any rights of Agent and Lenders, including Agent's and Lenders' rights to collect any of the Liabilities, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, including all reasonable fees of all paralegals and other staff employed by such attorneys, together with interest following demand for payment thereof at the from time to time rate applicable to Index Rate Advances under the Revolving Loan prescribed in Section 2.6(a) hereof, shall be part of the Liabilities, payable by Borrowers on demand and secured by the Collateral.

11.3     Amendments, Etc.

No amendment, modification, termination or waiver of any provision of this Agreement or any Financing Agreement or consent to any departure by Borrowers therefrom or any release of a Lien shall be effective unless the same shall be in writing and signed by Agent and the Required Lenders and by Borrowers; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce any interest rate or any fees or extend the time of payment, or waive, payment of any interest or any fees, or reduce or extend the time for, or waive, any payment of the principal amount of any Loan or Letters of Credit, or reduce the amount of any final maturity payment or defer or extend the final maturity date of any Loan, in each case without the consent of each Lender directly affected thereby and Borrowers,

(ii) increase the Revolving Commitment of any Lender or in the aggregate, or increase the Term Loan Commitment of any Lender, over the amount thereof then in effect or provided hereunder, in each case without the consent of all Lenders and Borrowers,

(iii) release any Collateral (except as required or permitted hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 9.10(b) hereof), without the consent of Agent, all Lenders and Borrowers,

(iv) amend or modify the definitions of Required Lenders or Pro Rata Share, without the consent of Agent, all Lenders and Borrowers,

(v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, without the consent of Agent, all Lenders and Borrowers,

(vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent, all Lenders and Borrowers, or

(vii) increase the advance rates constituting part of the Borrowing Base without the consent of Agent, all Lenders and Borrowers.

Any waiver or consent provided hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances. The consent of Agent and Borrowers shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section 11.3.

11.4     Expenditures by Agent.

In the event Borrower Representative shall fail to pay taxes, insurance, assessments, costs or expenses which Borrower Representative is, under any of the terms hereof, required to pay, or fails to keep the Collateral free from Liens, except as permitted herein, Agent may, in its sole discretion, make expenditures for any or all of such purposes, and the amount so expended, together with interest thereon following demand for the payment thereof at the rate applicable to Index Rate Advances under the Revolving Loan prescribed in Section 2.6(a) hereof, shall be part of the Liabilities, payable by Borrowers on demand and secured by the Collateral.

11.5     Custody and Preservation of Collateral.

Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as Borrower Representative shall request in writing, but failure by Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower Representative shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

11.6     Reliance.

All covenants, agreements, representations and warranties made herein by Borrowers shall, notwithstanding any investigation by Agent or any Lender, be deemed to be material to and to have been relied upon by Agent and each Lender.

11.7     Assignments and Participations.

(a) Borrowers shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Agent and all Lenders. Notwithstanding the foregoing, whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of Borrowers, the successors and assigns of Agent, and the successors and assigns of any Lender, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns.

(b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrowers.

(c) Each Lender may, with the consent of Agent and, so long as no Event of Default is then continuing, with the consent of Borrower Representative, which consent shall not be unreasonably withheld, but without the consent of any other Lender, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Financing Agreements; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance Agreement in the form attached hereto as Exhibit 11.7 (the "Assignment and Acceptance"), and a processing and recordation fee of $3,500 to be paid by the assignee, and (ii) no such assignment shall be for less than $3,000,000 (or, if less, the entire remaining balance of the Loans and commitments of a Lender hereunder). Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any indemnification rights it may have pursuant to this Agreement which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the Financing Agreements, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower Representative or any of its Subsidiaries or the performance or observance by Borrower Representative or any of its Subsidiaries of its obligations under this Agreement and the Financing Agreements, (iii) such assignee confirms that it has received a copy of this Agreement and the Financing Agreements, together with copies of the financial statements referred to in this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Revolving Commitment and the Term Loan of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower Representative, Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit 11.7 hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower Representative. Within five (5) Business Days after its receipt of such notice, Borrowers shall execute and deliver to Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the assignee in amounts equal to such assignee's commitments and outstanding Loans hereunder and, if the assigning Lender has retained a portion of the Loans, a new promissory note or notes to the assigning Lender in an amount equal to the remaining commitments and outstanding loans hereunder of such assigning Lender under the terms of this Agreement. Such new promissory note or notes shall re-evidence the indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.

(g) Each Lender may sell participations (without the consent of Agent, Borrowers or any other Lender) to one or more parties, in or to all (or a portion) of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitment and the Loans owing to it); provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement. A Lender granting a participation shall keep a sub-register (acting solely for this purpose as an agent of the Borrowers) in which it records the names, addresses of, and principal amount(s) of the Loan participated to, each participant. The sub-register shall be available for inspection by the Borrowers and the Agent at any reasonable time upon reasonable prior notice to the Lender.

(h) Each Lender agrees that, without the prior written consent of Borrowers and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Liabilities under the securities laws of the United States of America or of any jurisdiction.

(i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrower Representative or any of its Subsidiaries.

11.8     CHOICE OF LAW.

THIS AGREEMENT SHALL BE DEEMED TO BE EXECUTED AND HAS BEEN DELIVERED AND ACCEPTED IN CHICAGO, ILLINOIS BY SIGNING AND DELIVERING IT THERE. ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

11.9     CONSENT TO JURISDICTION.

(a) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SECTION 11.9(b), AGENT, EACH LENDER AND EACH BORROWER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, AND AGENT, EACH LENDER AND EACH BORROWER WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, BUT AGENT, EACH LENDER AND EACH BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. EACH BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(b) OTHER JURISDICTIONS. EACH BORROWER AGREES THAT AGENT AND LENDERS SHALL HAVE THE RIGHT TO PROCEED AGAINST SUCH BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE AGENT OR ANY LENDER TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF AGENT. EACH BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIM IN ANY PROCEEDING BROUGHT BY AGENT TO REALIZE ON PROPERTY, COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT OR ANY LENDER. EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH AGENT HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SECTION 11.9(b).

11.10     SERVICE OF PROCESS.

EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE COURTS REFERRED TO IN SECTION 11.9 HEREOF IN ANY SUCH ACTION OR PROCEEDING BY MAILING COPIES OF SUCH SERVICE BY CERTIFIED MAIL, POSTAGE PREPAID TO SUCH BORROWER AT ITS ADDRESS SET FORTH IN SECTION 11.18. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW BUT ANY FAILURE TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.

11.11     WAIVER OF JURY TRIAL.

EACH BORROWER, EACH LENDER AND AGENT WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN AGENT, EACH LENDER AND EACH BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. EACH BORROWER, EACH LENDER AND AGENT HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.12     ADVICE OF COUNSEL.

EACH BORROWER ACKNOWLEDGES AND REPRESENTS TO AGENT AND EACH LENDER THAT IT HAS DISCUSSED THIS AGREEMENT WITH ITS LAWYERS.

11.13     Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.14     Application of Payments.

Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, each Borrower hereby irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Agent from Borrowers or with respect to any of the Collateral during the existence of a Default, and each Borrower hereby irrevocably agrees that during the existence of a Default Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities in such manner as Agent may deem advisable notwithstanding any entry by Agent upon any of its books and records.

11.15     Marshaling; Payments Set Aside.

Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrowers or any other party or against or in payment of any or all of the Liabilities. To the extent that any Borrower makes a payment or payments to Agent or any Lender or Agent enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

11.16     Section Titles.

Article, section and subsection titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

11.17     Continuing Effect.

This Agreement, Agent's Liens on the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to Agent, and (even if there shall be no Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.8 hereof.

11.18     Notices.

(a) Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) three (3) Business Days after deposit in the United States mails, with proper postage prepaid, (ii) when sent after receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (iii) one (1) Business Day after deposited with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

If to Borrowers or Borrower Representative, at:

Multiband Corporation
9449 Science Center Drive
New Hope, MN 55428
Attention:  James Mandel, CEO
Electronic Mail:  jim.mandel@multibandusa.com
Facsimile: 763-504-3060

with a copy to:

Multiband Corporation 9449 Science Center Drive New Hope, MN 55428 Attention: Steven Bell, General Counsel Electronic Mail: steve.bell@multibandusa.com Facsimile: 763-504-3060

If to Agent, at:

Fifth Third Bank
222 S. Riverside Plaza,
30th Floor
Chicago, Illinois 60606
Attention:  Philip Renwick
Electronic Mail:  Philip.Renwick@53.com
Facsimile:  312-704-4127

or to such other address or number as each party designates to the other in the manner herein prescribed.

(b) Notices and other communications under Section 5 of this Agreement may be delivered or furnished in a pdf file (representing a copy of the designated document) attached to electronic mail to the electronic mail address specified in Section 11.18(a) and, if so delivered or furnished, shall be deemed received on the date upon which the sender receives an acknowledgement from the intended recipients (such as by the "return receipt requested" function, as available, return electronic mail or other similar written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient; provided, further, that: the sender shall deliver paper copies of such notice or other communication to the recipient pursuant to Section 11.18(a). In no event shall Agent, any Lender or any of their respective Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives have any liability to Borrowers or any other Person or entity for damages of any kind, including any direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower Representative’s, any Lender's or Agent's delivery of any notices, requests, financial statements, financial and other reports, certificates or other information, materials or communications through the internet, except to the extent the liability of Agent or any Lender is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from Agent's or such Lender's gross negligence or willful misconduct.

11.19     Equitable Relief.

Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Agent and Lenders; therefore, each Borrower agrees that Agent and Lenders, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and the granting of any such relief shall not preclude Agent from pursuing any other relief or remedies for such breach.

11.20     Indemnification.

Borrowers, jointly and severally, agree to defend, protect, indemnify and hold harmless Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner relating to or arising out of the Liabilities, the Letters of Credit, this Agreement or any of the other Financing Agreements, or any act, event or transaction related or attendant thereto, the agreements of Agent contained herein, the making of the Loans, the incurrence of any Liabilities, the issuance of any Letter of Credit (and any documents, drafts or acceptances relating thereto) or any LC Agreement, the management of such Loans, Letters of Credit, or the Collateral (including any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of such Loans or use of such Letters of Credit (collectively, the "Indemnified Matters"); provided, however, that Borrowers shall have no obligation to any Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee. Without limitation of the foregoing, "Indemnified Matters" shall include any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever relating to or arising out of (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by Borrower Representative or any of its Subsidiaries or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law by Borrower Representative or any of its Subsidiaries or otherwise occurring on or with respect to its Property (whether owned or leased), and (iii) the inaccuracy or breach of any environmental representation, warranty or covenant by Borrower Representative or any of its Subsidiaries made herein or in any other Financing Agreement evidencing or securing any Liabilities or setting forth terms and conditions applicable thereto or otherwise relating thereto. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.20 may be unenforceable because it is violative of any law or public policy, Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

11.21     Counterparts.

This Agreement may be executed and accepted in any number of counterparts, each of which shall be an original with the same effect as if the signatures were on the same instrument. The delivery of an executed counterpart of a signature page to this Agreement by facsimile or PDF shall be effective as delivery of a manually executed counterpart of this Agreement.

11.22     Security Interests, Etc.

Notwithstanding any other provision set forth in this Agreement: (a) Agent and each Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the Liabilities and the other Financing Agreements) in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board; (b) if Agent or any Lender is a fund that invests in bank loans, Agent and such Lender may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, however, that (i) no such pledge shall release Agent or any Lender from any of its obligations under the Financing Agreements and (ii) such trustee shall not be entitled to exercise any of the rights of Agent or such Lender under the Financing Agreements even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise; and (c) Agent and each Lender may grant to a special purpose funding vehicle identified as such in writing from time to time by Agent or such Lender to Borrower Representative (an "SPC") the option to provide all or any part of any Advance that Agent or such Lender would otherwise be obligated to make pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Agent or such Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Revolving Commitment of the Agent or such Lender to the same extent, and as if, such Advance were made by such Agent or such Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which Agent or any Lender would be liable, (ii) no SPC shall be entitled to the benefits of Section 2.12, 2.13, 2.14 or 2.15 to the extent that Agent or the applicable Lender would not be entitled thereto, and (iii) the Agent and each Lender shall for all purposes, including the approval of any amendment or waiver of any provision of any Financing Agreement, remain the Agent and Lenders, respectively, of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, Agent, each Lender and any SPC may disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to Agent, such Lender or such SPC in the ordinary course of business.

11.23     Patriot Act Notice.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrowers: Agent will ask for each Borrower's name, employer identification number, business address, and other information that will allow Agent to identify each Borrower. Agent may also ask to see the driver's license or other identifying documents relating to officers, directors and interestholders of each Borrower, and to see each Borrower's legal organizational documents or other identifying documents.

[Signatures appear on next page]

IN WITNESS WHEREOF, this Credit Agreement has been duly executed as of the day and year first above written.

BORROWERS:

MULTIBAND CORPORATION

By:	/s/ James Mandel
Name:	James Mandel
Title:	Chief Executive Officer

MULTIBAND FIELD SERVICES, INCORPORATED

By:	/s/ James Mandel
Name:	James Mandel
Title:	Chief Executive Officer

MULTIBAND MDU INCORPORATED

By:	/s/ James Mandel
Name:	James Mandel
Title:	Chief Executive Officer

MULTIBAND ENGINEERING AND WIRELESS, MIDWEST, INC.

By:	/s/ James Mandel
Name:	James Mandel
Title:	Chief Executive Officer

MULTIBAND ENGINEERING AND WIRELESS, SOUTHEAST, INC.

By:	/s/ James Mandel
Name:	James Mandel
Title:	Chief Executive Officer

MULTIBAND SUBSCRIBER SERVICES, INC.

By:	/s/ James Mandel
Name:	James Mandel
Title:	Chief Executive Officer

Signature Page to Credit Agreement

MINNESOTA DIGITAL UNIVERSE, INC.

By:	/s/ James Mandel
Name:	James Mandel
Title:	Chief Executive Officer

MULTIBAND SPECIAL PURPOSE, LLC

By:	/s/ James Mandel
Name:	James Mandel
Title:	Chief Executive Officer

Signature Page to Credit Agreement

AGENT AND LENDERS:

FIFTH THIRD BANK, as a Lender and as Agent

By:	/s/ Philip Renwick
Name:	Philip Renwick
Title:	Vice President

Pro Rata Share: 100%

Revolving Commitment: $10,000,000
Term Loan Commitment: $20,000,000
TOTAL: $30,000,000

Signature Page to Credit Agreement

EXHIBIT 2.1
TO CREDIT AGREEMENT

FORM OF REVOLVING NOTE

Chicago, Illinois
$_____________	____________, 20__

FOR VALUE RECEIVED, MULTIBAND CORPORATION, a Minnesota corporation, Multiband Field Services, Incorporated, a Delaware corporation, Multiband MDU Incorporated, a Delaware corporation, Multiband Engineering and Wireless, Midwest, Inc., a Missouri corporation, Multiband Engineering and Wireless, Southeast, Inc., a Florida corporation, Multiband Subscriber Services, Inc., a Minnesota corporation, Minnesota Digital Universe, Inc., a Minnesota corporation, and Multiband Special Purpose, LLC, a Minnesota limited liability company (collectively, "Borrowers"), hereby jointly and severally promise to pay to _____________, ("Lender"), or its registered assigns, in such coin or currency of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, the principal sum of ________________ DOLLARS ($_________), or, if less, the aggregate unpaid principal amount of all advances made to Borrowers pursuant to Section 2.1(a) of the Credit Agreement (as hereinafter defined), together with interest from and after the date hereof on the unpaid principal balance outstanding at the rates provided for in, and calculated in accordance with the terms of, the Credit Agreement.

This Revolving Note (the "Note") is one of the Revolving Notes referred to in, and is issued pursuant to, that certain Credit Agreement dated as of March 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Borrowers, the financial institutions from time to time party thereto ("Lenders") and Fifth Third Bank, an Ohio banking corporation, as agent for Lenders ("Agent"), and is entitled to all of the benefits and security of the Credit Agreement and the Collateral Documents. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Credit Agreement.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, each Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Agent or any Lender in the exercise of any right or remedy hereunder or under the Credit Agreement shall operate as a waiver thereof, nor as an acquiescence in any Default, nor shall any single or partial exercise by Agent or any Lender of any right or remedy preclude any other right or remedy. Agent, at its option, may enforce its rights against any Collateral securing this Note without enforcing its rights against any Borrower, any guarantor of the Indebtedness evidenced hereby or any other Property or Indebtedness due or to become due to any Borrower. Each Borrower agrees that, without releasing or impairing such Borrower's liability hereunder, Agent and Lenders may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the Indebtedness evidenced by this Note.

Exhibit 2.1 - Page 1

The outstanding principal balance of the Revolving Loan evidenced hereby and interest on the unpaid principal balance of the Revolving Loan evidenced hereby shall be due and payable on the dates, for the number of days, at the rates and in the manner set forth in the Credit Agreement. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has received interest hereunder in excess of the highest rate applicable hereto, Lender shall promptly refund such excess interest to Borrowers.

This Note is secured by the Collateral described in the Credit Agreement and the Collateral Documents.

This Note shall be governed by, and construed and enforced in accordance with, the internal laws and not the conflicts of law provisions of the State of Illinois.

[Signature Page Follows]

Exhibit 2.1 - Page 2

IN WITNESS WHEREOF, Borrowers have caused this Note to be duly executed and delivered on the date first above written.

MULTIBAND CORPORATION

By:
Name:
Title:

MULTIBAND FIELD SERVICES, INCORPORATED

By:
Name:
Title:

MULTIBAND MDU INCORPORATED

By:
Name:
Title:

MULTIBAND ENGINEERING AND WIRELESS, MIDWEST, INC.

By:
Name:
Title:

MULTIBAND ENGINEERING AND WIRELESS SOUTHEAST, INC.

By:
Name:
Title:

Exhibit 2.1 - Page 3

MULTIBAND SUBSCRIBER SERVICES, INC.

By:
Name:
Title:

MULTIBAND DIGITAL UNIVERSE, INC.

By:
Name:
Title:

MULTIBAND SPECIAL PURPOSE, LLC

By:
Name:
Title:

Exhibit 2.1 - Page 4

EXHIBIT 2.2

TO CREDIT AGREEMENT

FORM OF TERM NOTE

Chicago, Illinois
$_____________	____________, 20__

FOR VALUE RECEIVED, MULTIBAND CORPORATION, a Minnesota corporation, Multiband Field Services, Incorporated, a Delaware corporation, Multiband MDU Incorporated, a Delaware corporation, Multiband Engineering and Wireless, Midwest, Inc., a Missouri corporation, Multiband Engineering and Wireless, Southeast, Inc., a Florida corporation, Multiband Subscriber Services, Inc., a Minnesota corporation, Minnesota Digital Universe, Inc., a Minnesota corporation, and Multiband Special Purpose, LLC, a Minnesota limited liability company (collectively, "Borrowers"), hereby jointly and severally promise to pay to _____________ ("Lender"), in such coin or currency of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, the principal sum of ________________ DOLLARS ($___________) together with interest from and after the date hereof on the unpaid principal balance outstanding at the rates provided for in, and calculated in accordance with the terms of, the Credit Agreement (as hereinafter defined).

This Term Note (the "Note") is one of the Term Notes referred to in, and is issued pursuant to, that certain Credit Agreement dated as of March 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Borrowers, the financial institutions from time to time party thereto ("Lenders") and Fifth Third Bank, an Ohio banking corporation, as agent for Lenders ("Agent"), and is entitled to all of the benefits and security of the Credit Agreement and the Collateral Documents. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Credit Agreement.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, each Borrower, for itself and its successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of acceleration of maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Agent or any Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any Default, nor shall any single or partial exercise by Agent or any Lender of any right or remedy preclude any other right or remedy. Agent, at its option, may enforce its rights against any Collateral securing this Note without enforcing its rights against any Borrower, any guarantor of the Indebtedness evidenced hereby or any other Property or Indebtedness due or to become due to any Borrower. Each Borrower agrees that, without releasing or impairing such Borrower's liability hereunder, Agent and Lenders may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the Indebtedness evidenced by this Note.

Exhibit 2.2 - Page 1

The outstanding principal balance of the Term Loan evidenced hereby and interest on the unpaid principal balance of the Term Loan evidenced hereby shall be due and payable on the dates, for the number of days, at the rates and in the manner set forth in the Credit Agreement. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has received interest hereunder in excess of the highest rate applicable hereto, Lender shall promptly refund such excess interest to Borrowers.

This Note is secured by the Collateral described in the Credit Agreement and the Collateral Documents.

This Note shall be governed by, and construed and enforced in accordance with, the internal laws and not the conflicts of law provisions of the State of Illinois.

[Signature Page Follows]

Exhibit 2.2 - Page 2

IN WITNESS WHEREOF, Borrowers have caused this Note to be duly executed and delivered as of the date first above written.

MULTIBAND CORPORATION

By:
Name:
Title:

MULTIBAND FIELD SERVICES, INCORPORATED

By:
Name:
Title:

MULTIBAND MDU INCORPORATED

By:
Name:
Title:

MULTIBAND ENGINEERING AND WIRELESS, MIDWEST, INC.

By:
Name:
Title:

MULTIBAND ENGINEERING AND WIRELESS SOUTHEAST, INC.

By:
Name:
Title:

Exhibit 2.2 - Page 3

MULTIBAND SUBSCRIBER SERVICES, INC.

By:
Name:
Title:

MULTIBAND DIGITAL UNIVERSE, INC.

By:
Name:
Title:

MULTIBAND SPECIAL PURPOSE, LLC

By:
Name:
Title:

Exhibit 2.2 - Page 4

EXHIBIT 2.3(c)
TO
CREDIT AGREEMENT

FORM OF EXCESS CASH FLOW CERTIFICATE

[Date]

Fifth Third Bank, as Agent
222 S. Riverside Plaza
30th Floor
Chicago, Illinois 60606

Ladies and Gentlemen:

The undersigned, Multiband Corporation, a Minnesota corporation ("Borrower Representative"), pursuant to Section 2.3(c) of that certain Credit Agreement dated as of March 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Borrower Representative, Multiband Field Services, Incorporated, a Delaware corporation, Multiband MDU Incorporated, a Delaware corporation, Multiband Engineering and Wireless, Midwest, Inc., a Missouri corporation, Multiband Engineering and Wireless, Southeast, Inc., a Florida corporation, Multiband Subscriber Services, Inc., a Minnesota corporation, Minnesota Digital Universe, Inc., a Minnesota corporation, and Multiband Special Purpose, LLC, a Minnesota limited liability company, the financial institutions from time to time party thereto ("Lenders") and Fifth Third Bank, an Ohio banking corporation, as agent for Lenders ("Agent"), hereby delivers this Excess Cash Flow Certificate on behalf of Borrowers. All capitalized terms used herein, unless otherwise specifically defined, shall have the meanings ascribed to them in the Credit Agreement.

Borrower Representative hereby certifies and warrants on behalf of Borrowers to Agent and Lenders that the following is a true and complete computation in all material respects of Excess Cash Flow, as such term is defined in Section 1.1 of the Credit Agreement (each of the line items to be computed in accordance with the provisions more particularly set forth in the Credit Agreement):

Exhibit 2.3(c) - Page 1

Net Income		$__________
Plus: Interest Expense	$__________
Plus: Income tax expense	$__________
Plus: Expenses incurred in connection with the execution and delivery of the Credit Agreement	$__________
Plus: Depreciation	$__________
Plus: Amortization	$__________
Plus: Gains or non-cash losses from the sale or disposition of assets not in the Ordinary Course of Business	$__________
Plus: Gains or non-cash losses from discontinued operation	$__________
Plus: Unrealized gains and losses with respect to Rate Contracts for such period, to the extent not included in Interest Expense	$__________
Plus: Other extraordinary gains or non-cash losses	$__________
Equals: EBITDA		$__________
Deductions:
Scheduled payments of principal on all Indebtedness (including payments on Capital Leases)	$__________
Plus: Capital Expenditures (excluding those financed with purchase money Indebtedness provided by third parties and Capital Leases)	$__________
Plus: Federal, state, local and foreign income taxes paid in cash	$__________
Plus: Interest Expense paid in cash	$__________
Plus: Voluntary prepayments of the Term Loan made in accordance with Credit Agreement	$__________
Equals: Total Deductions		$__________
EBITDA Minus Total Deductions Equals Excess Cash Flow		$__________

Exhibit 2.3(c) - Page 2

IN WITNESS WHEREOF, Borrower Representative has caused this Excess Cash Flow Certificate to be executed and delivered by its authorized officer on __________, 20__.

MULTIBAND CORPORATION

By:
Name:
Title:

Exhibit 2.3(c) - Page 3

EXHIBIT 2.10
TO
CREDIT AGREEMENT

FORM OF NOTICE OF LIBOR RATE BORROWING CONTINUATION/CONVERSION

[Date]

Fifth Third Bank, as Agent
222 S. Riverside Plaza
30th Floor
Chicago, Illinois 60606

Ladies and Gentlemen:

The undersigned, Multiband Corporation, a Minnesota corporation ("Borrower Representative"), pursuant to Section 2.10 of that certain Credit Agreement dated as of March 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Borrower Representative, Multiband Field Services, Incorporated, a Delaware corporation, Multiband MDU Incorporated, a Delaware corporation, Multiband Engineering and Wireless, Midwest, Inc., a Missouri corporation, Multiband Engineering and Wireless, Southeast, Inc., a Florida corporation, Multiband Subscriber Services, Inc., a Minnesota corporation, Minnesota Digital Universe, Inc., a Minnesota corporation, and Multiband Special Purpose, LLC, a Minnesota limited liability company, the financial institutions from time to time party thereto ("Lenders") and Fifth Third Bank, an Ohio banking corporation, as agent for Lenders ("Agent"), hereby gives irrevocable notice to Agent that the undersigned requests [a conversion to an Index Rate Advance] [a conversion to a LIBOR Rate Advance] [a continuation of a LIBOR Rate Advance] under the Credit Agreement for the [Revolving Loan] [Term Loan] as described below:

11.23.1     the Business Day to convert or continue such advance shall be ____________________________ (the "Effective Date");

11.23.2     the amount of the advance to be converted or continued on the Effective Date is $__________;

11.23.3     the advance to be converted or continued is [an Index Rate Advance] [a LIBOR Rate Advance with an Interest Period of [one] [two] [three] month[s] expiring on the Effective Date]; and

11.23.4     of such advance [$_________ is to be converted to an Index Rate Advance] [and] [$__________ is to be [converted] [continued] as a LIBOR Rate Advance with an Interest Period of [one] [two] [three] month[s] beginning on the Effective Date and expiring on __________, 20__].

All capitalized terms used herein, unless otherwise specifically defined, shall have the meanings ascribed to them in the Credit Agreement.

Exhibit 2.10 - Page 1

MULTIBAND CORPORATION

By:
Name:
Title:

Exhibit 2.10 - Page 2

EXHIBIT 3.1
TO
CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

[Date]

Fifth Third Bank, as Agent
222 S. Riverside Plaza
30th Floor
Chicago, Illinois 60606

Ladies and Gentlemen:

The undersigned, Multiband Corporation, a Minnesota corporation ("Borrower Representative"), pursuant to Section 3.1 of that certain Credit Agreement dated as of March 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Borrower Representative, Multiband Field Services, Incorporated, a Delaware corporation, Multiband MDU Incorporated, a Delaware corporation, Multiband Engineering and Wireless, Midwest, Inc., a Missouri corporation, Multiband Engineering and Wireless, Southeast, Inc., a Florida corporation, Multiband Subscriber Services, Inc., a Minnesota corporation, Minnesota Digital Universe, Inc., a Minnesota corporation, and Multiband Special Purpose, LLC, a Minnesota limited liability company, the financial institutions from time to time party thereto ("Lenders") and Fifth Third Bank, an Ohio banking corporation, as agent for Lenders ("Agent"), hereby gives irrevocable notice to Agent that the undersigned requests an advance under the Credit Agreement as described below:

(i) the Business Day on which such advance is to be made is ____________________________ (the "Borrowing Date").

(ii) the amount of the advance to be made on the Borrowing Date is $__________.

(iii) the advance shall be [an Index Rate Advance] [a LIBOR Rate Advance with an Interest Period of [one] [two] [three] month[s] beginning on the Borrowing Date and expiring on __________, 20__].

Borrower hereby certifies that on the date hereof and on the Borrowing Date, immediately before and after giving effect to the advance requested hereby, the conditions set forth in Section 3 have been satisfied.

All capitalized terms used herein, unless otherwise specifically defined, shall have the meanings ascribed to them in the Credit Agreement.

Exhibit 3.1

MULTIBAND CORPORATION

By:
Name:
Title:

EXHIBIT 3.5
TO
CREDIT AGREEMENT

CONDITIONS TO EFFECTIVENESS OF AGREEMENT

The effectiveness of the Agreement is subject to the following conditions:

1     Documents. Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to Agent and Lenders and (except for the Notes) in sufficient counterparts, duly executed by all parties thereto:

(a) Credit Agreement; Notes. The Agreement, including all exhibits and schedules thereto, executed by Borrowers, Agent and Lenders and the Notes executed by Borrowers;

(b) Perfection Certificate; Financing Agreements. The Perfection Certificate and the Financing Agreements, executed by Borrowers and such other Persons party thereto, as applicable, in appropriate form for recording, where necessary, together with:

(i) acknowledgment copies of all Uniform Commercial Code financing statements filed, registered or recorded to perfect the security interests of Agent for the benefit of itself and Lenders granted pursuant to the Collateral Documents, or other evidence reasonably satisfactory to Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings reasonably necessary and advisable to perfect the Liens of Agent for the benefit of itself and Lenders granted pursuant to the Collateral Documents, in accordance with applicable law or, with respect to Uniform Commercial Code financing statements, in the discretion of Agent, originals thereof in proper form for filing, registration or recording to perfect the security interests of Agent granted pursuant to the Collateral Documents;

(ii) Uniform Commercial Code financing statement, pending suit, fixture filing, federal and state tax lien and judgment searches as Agent shall have reasonably requested of Borrowers and their Subsidiaries, and such termination statements, pay-off letters or other documents as may be reasonably necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

(iii) evidence that all other actions reasonably necessary or, in the reasonable opinion of Agent and Lenders, desirable to perfect and protect the Liens created by the Collateral Documents have been taken;

(iv) funds sufficient to pay any filing or recording tax or fee in connection with any and all Uniform Commercial Code financing statements, documentary stamp or intangible taxes and recording fees payable in connection with the filing of any Uniform Commercial Code financing statements (whether due on the Closing Date or in the future) including sums due in connection with any future advances; and

(v) such consents, estoppels, subordination agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which Agent shall be granted a Lien, as reasonably requested by Agent;

(c) Officer’s Certificates; Resolutions; Incumbency. A certificate of an officer of each Borrower certifying:

(i) the certificate of formation or articles of organization (or similar), as applicable, and all amendments thereto, with a copy thereof attached to such certificate;

(ii) the by-laws, the limited liability company agreement or agreement of limited partnership (or similar), as applicable, and all amendments thereto, with a copy thereof attached to such certificate;

(iii) the names and true signatures of the officers authorized to execute, deliver and perform the Agreement and the other Financing Agreements; and

(iv) a copy of the resolutions of the board of managers or member (or similar governing body), as applicable, approving and authorizing the execution, delivery and performance of this Agreement and the other Financing Agreements to be executed or delivered by it hereunder;

(d) Organization Documents and Good Standing. Each of the following documents:

(i) the certificate of formation or articles of organization (or similar), as applicable, of each Borrower and all amendments thereto, certified, as of a recent date by the Secretary of State of Minnesota, Missouri, Florida or Delaware, as applicable; and

(ii) a good standing certificate, as of a recent date, for each Borrower from the Secretary of State of Minnesota, Missouri, Florida or Delaware, as applicable, and each state where the Borrower is qualified to do business as a foreign entity;

(e) Legal Opinions. Such opinions of counsel to the Borrowers addressed to Agent and Lenders in form and substance reasonably satisfactory to Agent and Lenders as Agent and Lenders shall reasonably require;

(f) Insurance Policies. Standard lenders' loss payable endorsements in favor of Agent with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Borrowers and each of their Subsidiaries, endorsements to all liability insurance policies naming Agent as additional insured thereunder and copies of such insurance policies;

(g) Borrowing Base Certificate. A duly completed Borrowing Base Certificate executed on behalf of Borrowers by a Responsible Officer of Borrower Representative setting forth the Borrowing Base as of a date not more than three (3) Business Days prior to the Closing Date;

(h) Money Transfer Instructions. Written money transfer instructions addressed to Agent and executed by Borrower Representative, together with such other related money transfer authorizations as Agent may have reasonably requested;

(i) Regulatory Information. All documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act, as Agent shall have reasonably requested;

(j) DirecTV Home Services Provider Agreement Amendment. The Second Amendment to that certain Home Services Provider Agreement, dated as of October 15, 2012, by and between DIRECTV, LLC and Multiband shall have been executed, in the form substantially as presented to the Agent prior to the Closing Date; and

(k) Other Documents. Such other approvals, opinions, documents, agreement, instruments or materials as Agent or Lenders may reasonably request.

2     Additional Conditions. The satisfaction of the following additional conditions precedent on or before the Closing Date, in a manner, form and substance reasonably satisfactory to Agent and Lenders:

(a) Payment of Fees. Borrowers shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with attorneys’ fees of Agent;

(b) Use of Proceeds. Borrowers shall use the proceeds of the Loans solely for the purposes set forth in Section 5.11;

(c) Minimum Availability. As of the Closing Date, the amount equal to (i) (A) the lesser of (1) the Maximum Revolving Facility and (2) the Borrowing Base, less (B) the sum of (i) the outstanding Revolving Loans and (ii) the outstanding LC Obligations, plus (ii) the cash on hand of the Borrowers and their Subsidiaries, shall be at least $5,000,000;

(d) Due Diligence. Evidence of completion to the satisfaction of Agent of such investigations, reviews and audits with respect to the Borrowers and each of their Subsidiaries and the transactions contemplated by the Financing Agreements as Agent may deem appropriate;

(e) Projections. Agent shall have received satisfactory projections (including balance sheets, cash flow statements and statements of forecasted profits and losses) of Borrowers’ (and their Subsidiaries') consolidated and consolidating financial performance for the Fiscal Year ending December 31, 2013 (prepared on a month by month basis);

(f) Financial Statements; Capitalization. Agent shall have received and approved, in its sole discretion, Borrowers’ audited financial statements for the Fiscal Year ended December 31, 2011, confirmation of the capitalization and equity structure of Borrowers, and all other financial and structural information and materials as may have been requested by Agent;

(g) Collateral Value. The Collateral shall be sufficient in value and provide Borrowers with sufficient working capital to enable Borrowers to profitably operate its businesses; and

(h) Business Plan. Agent shall have received a business plan, in form and substance satisfactory to the Agent.

3     Non-Waiver of Rights. By making the initial advance, Loan or issuance of the initial Letter of Credit, Agent and Lenders do not thereby waive any breach or misrepresentation of any representation or warranty made by any Borrower under the Agreement or under any other Financing Agreement and any claims and rights of Agent and Lenders resulting from any such breach or misrepresentation by any Borrower or any of its Subsidiaries are specifically reserved by Agent and Lenders.

EXHIBIT 5.2(a)
TO CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

MULTIBAND CORPORATION

Date: _____________, _______

This certificate is given by Multiband Corporation, a Minnesota corporation ("Borrower Representative"), on behalf of Borrowers, pursuant to Section 5.2(a) of that certain Credit Agreement dated as of March 20, 2013 (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Borrowers, the financial institutions from time to time party thereto ("Lenders") and Fifth Third Bank, an Ohio banking corporation, as agent for Lenders ("Agent"). All capitalized terms used herein, unless otherwise specifically defined, shall have the meanings ascribed to them in the Credit Agreement.

(a)	Exhibit A attached hereto sets forth the calculations made with respect to the Borrowing Base as of the above date;

(b)	Based on such Exhibit A, the Borrowing Base as the above date is:

$___________________

IN WITNESS WHEREOF, Borrower Representative has caused this Certificate to be executed by one of its officers this _____ day of ____________, 20__.

MULTIBAND CORPORATION

By:
Name:
Title:

Exhibit 5.2(a) - Page 1

EXHIBIT 5.3(a)
TO CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[Date]

Fifth Third Bank, as Agent
222 S. Riverside Plaza
30th Floor
Chicago, Illinois 60606

Ladies and Gentlemen:

The undersigned, Multiband Corporation, a Minnesota corporation ("Borrower Representative"), pursuant to Section 5.3(a) of that certain Credit Agreement dated as of March 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Borrower Representative, Multiband Field Services, Incorporated, a Delaware corporation, Multiband MDU Incorporated, a Delaware corporation, Multiband Engineering and Wireless, Midwest, Inc., a Missouri corporation, Multiband Engineering and Wireless, Southeast, Inc., a Florida corporation, Multiband Subscriber Services, Inc., a Minnesota corporation, Minnesota Digital Universe, Inc., a Minnesota corporation, and Multiband Special Purpose, LLC, a Minnesota limited liability company, the financial institutions from time to time party thereto ("Lenders") and Fifth Third Bank, an Ohio banking corporation, as agent for Lenders ("Agent"), hereby delivers this Compliance Certificate on behalf of Borrowers. All capitalized terms used herein, unless otherwise specifically defined, shall have the meanings ascribed to them in the Credit Agreement.

Borrower Representative hereby certifies and warrants on behalf of Borrowers to Agent and Lenders that the following is a true and complete computation in all material respects of the following ratios and/or financial restrictions contained in Section 7 of the Credit Agreement (each of the line items to be computed in accordance with the provisions more particularly set forth in Section 7 of the Credit Agreement):

Exhibit 5.3(a) - Page 1

A     Section 7.1 – Fixed Charge Coverage Ratio as of the last day of the Computation Period ending __________, 20__

1 Free Cash Flow:
Net Income	$__________
Plus: Interest Expense	$__________
Plus: Net income tax expense	$__________
Plus: Depreciation	$__________
Plus: Amortization	$__________
Equals: Adjusted EBITDA		$__________
Less: Capital Expenditures (excluding those financed with the proceeds of purchase money Indebtedness or Capital Leases to the extent permitted under the Credit Agreement)		$__________
Less: Cash income tax payments		$__________
Less: Cash dividends (including Permitted Preferred Distributions)		$__________
Equals: Free Cash Flow		$__________
2 Fixed Charges:
Cash Interest Expense	$__________
Plus: Scheduled payments of principal on all Indebtedness	$__________
Plus: All scheduled permanent revolving credit reductions on all Indebtedness	$__________
Plus: Scheduled payments on Capital Leases	$__________
Equals: Fixed Charges		$__________
3 Ratio of Free Cash Flow to Fixed Charges		___ to 1.00
4 Minimum Required		1.25 to 1.00

Exhibit 5.3(a) - Page 2

B     Section 7.2 – Total Leverage Ratio as of the last day of the Computation Period ending __________, 20__

1 Total Funded Debt:
Indebtedness (as defined in Section 1.1 of the Credit Agreement) for borrowed money (other than outstanding principal amounts under Preferred Equity that is classified as Indebtedness)	$__________
Plus: Unpaid Preferred Return	$__________
Equals: Total Funded Debt		$__________
2 Adjusted EBITDA (see calculation in Section A)	$__________
3 Ratio of Total Funded Debt to Adjusted EBITDA		___ to 1.00
4 Maximum allowed		____ to 1.00

C     Section 7.3 – Capital Expenditures

1 Capital Expenditures from January 1, ____ to December 31, ____	$__________
2 Maximum permitted Capital Expenditures for Fiscal Year	$5,000,000

Borrower Representative further certifies on behalf of Borrowers to Agent and Lenders that no Default or Event of Default has occurred and is continuing or, if such a Default or Event of Default and occurred and is continuing, set forth below is a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, is undertaking and proposes to take with respect thereto:

.

Exhibit 5.3(a) - Page 3

IN WITNESS WHEREOF, Borrower Representative has caused this Compliance Certificate to be executed and delivered by its authorized officer on _____________, 20__.

MULTIBAND CORPORATION

By:
Name:
Title:

Exhibit 5.3(a) - Page 4

EXHIBIT 5.7
TO CREDIT AGREEMENT

FORM OF LOSS PAYABLE ENDORSEMENT

Exhibit 5.7 - Page 1

EXHIBIT 11.7
TO CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance Agreement (this "Agreement") is entered into as of __________, 20__ by and between the Assignor named on the signature page hereto ("Assignor") and the Assignee named on the signature page hereto ("Assignee"). Reference is made to that certain Credit Agreement dated as of March 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Multiband Corporation, a Minnesota corporation, Multiband Field Services, Incorporated, a Delaware corporation, Multiband MDU Incorporated, a Delaware corporation, Multiband Engineering and Wireless, Midwest, Inc., a Missouri corporation, Multiband Engineering and Wireless, Southeast, Inc., a Florida corporation, Multiband Subscriber Services, Inc., a Minnesota corporation, Minnesota Digital Universe, Inc., a Minnesota corporation, and Multiband Special Purpose, LLC, a Minnesota limited liability company (collectively, "Borrowers"), the financial institutions from time to time party thereto ("Lenders") and Fifth Third Bank, an Ohio banking corporation, as agent for Lenders ("Agent"). All capitalized terms used herein, unless otherwise specifically defined, shall have the meanings ascribed to them in the Credit Agreement.

Assignor and Assignee agree as follows:

1     Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto, in and to Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2     Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Financing Agreements or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of each Borrower, any Subsidiary of such Borrower, or any other Person or the performance or observance by each Borrower or any Subsidiary of such Borrower of its obligations under the Credit Agreement or the Financing Agreements or any other instrument or document furnished pursuant thereto.

Exhibit 11.7 - Page 1

3     Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) represents that on the date of this Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; and (vii) if organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, which have been duly executed, certifying as to Assignee's exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4     The effective date for this Agreement shall be as set forth on the schedule attached hereto (the "Effective Date"). Following the execution of this Agreement, it will be delivered to Agent for acceptance and recording by Agent pursuant to the Credit Agreement.

5     Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Agreement, relinquish its rights (other than indemnification rights pursuant to the Credit Agreement) and be released from its obligations under the Credit Agreement.

6     Upon such acceptance and recording, from and after the Effective Date, Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

[Signature Page Follows]

Exhibit 11.7 - Page 2

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Consented to:

FIFTH THIRD BANK, as Agent

By:
Name:
Title:

[MULTIBAND CORPORATION, a Minnesota corporation][1]

By:
Name:
Title: ]

1 To be included so long as no Event of Default is continuing.

Exhibit 11.7 - Page 3

Schedule to Assignment and Acceptance Agreement

Assignor:	_________________________

Assignee:	_________________________

Effective Date:	_________________, 20__

Credit Agreement, dated as of March 20, 2013, by and among Multiband Corporation, Multiband Field Services, Incorporated, Multiband MDU Incorporated, Multiband Engineering and Wireless, Midwest, Inc., Multiband Engineering and Wireless, Southeast, Inc., Multiband Subscriber Services, Inc., Minnesota Digital Universe, Inc. and Multiband Special Purpose, LLC, as Borrowers, the financial institutions party thereto from time to time, as Lenders, and Fifth Third Bank, as Agent

Interests Assigned:

Commitment/Loan	Revolving Commitment	Term Loan
Assignor Amounts	$	$
Amounts Assigned	$	$
Assignee Amounts (post-assignment)	$	$

Assignee Information:

Address for Notices:	Address for Payments:

Bank:
ABA #:
Attention:	Account #:
Telephone:	Name of
Telecopy:	Account:
For further
credit to:
Account#:
Reference:
Attention:

Exhibit 11.7 - Page 4